Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of June 8, 2020,

among

DOUGLAS DYNAMICS, L.L.C.,
DOUGLAS DYNAMICS FINANCE COMPANY,
FISHER, LLC,
TRYNEX INTERNATIONAL LLC,
HENDERSON ENTERPRISES GROUP, INC.
HENDERSON PRODUCTS, INC. and
DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, LLC

as Borrowers

DOUGLAS DYNAMICS, INC.,
as Guarantor,

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

J.P. MORGAN SECURITIES LLC AND CIBC BANK USA,
as Joint Bookrunners and Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent

and

CIBC BANK USA,
as Syndication Agent

Senior Secured Revolving Credit Facility

SECTION 2.	LOANS AND LETTERS OF CREDIT	43
2.1	Commitments	43
2.2	Loans and Borrowings	43
2.3	Requests for Revolving Borrowings	44
2.4	Protective Advances.	44
2.5	Swingline Loans and Overadvances	45
2.6	Letters of Credit	46
2.7	Funding of Borrowings	50
2.8	Interest Elections	50
2.9	Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments	52
2.10	Repayment of Loans; Evidence of Debt	54
2.11	Prepayment of Loans	55
2.12	Fees.	55
2.13	Interest	56
2.14	Market Disruption; Alternate Rate of Interest	57
2.15	Increased Costs	58
2.16	Break Funding Payments	59
2.17	Taxes	60
2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	63
2.19	Mitigation Obligations; Replacement of Lenders	65
2.20	Defaulting Lenders	66
2.21	Returned Payments	67
2.22	Determination of Borrowing Base	68

SECTION 3.	CONDITIONS PRECEDENT	72
3.1	Restatement Effective Date	72
3.2	Conditions to Each Credit Extension	74

SECTION 4.	REPRESENTATIONS AND WARRANTIES	74
4.1	Organization; Requisite Power and Authority; Qualification	74
4.2	Capital Stock and Ownership	75
4.3	Due Authorization	75
4.4	No Conflict	75
4.5	Governmental Consents	75

i

4.6	Binding Obligation	76
4.7	Financial Condition	76
4.8	Projections	76
4.9	No Material Adverse Change	76
4.10	No Restricted Payments	77
4.11	Litigation; Adverse Facts	77
4.12	Payment of Taxes	77
4.13	Properties	77
4.14	Environmental Matters	78
4.15	No Defaults	79
4.16	Governmental Regulation	79
4.17	Margin Regulations	79
4.18	Employee Matters	79
4.19	Employee Benefit Plans	79
4.20	Certain Fees	80
4.21	Solvency	80
4.22	Collateral	80
4.23	Disclosure	81
4.24	Deposit Accounts	81
4.25	Use of Proceeds	81
4.26	Anti-Corruption Laws and Sanctions	82
4.27	EEA Financial Institutions	82

SECTION 5.	AFFIRMATIVE COVENANTS	82
5.1	Financial Statements and Other Reports	82
5.2	Existence	86
5.3	Payment of Taxes and Claims	87
5.4	Maintenance of Properties	87
5.5	Insurance	87
5.6	Inspections; Appraisals; and Inventories	87
5.7	Lenders Meetings	88
5.8	Compliance with Laws	88
5.9	Environmental	89
5.10	Subsidiaries	90
5.11	[Reserved]	90
5.12	Post-Closing	90
5.13	Further Assurances	90
5.14	ERISA	91
5.15	Cash Management	91
SECTION 6.	NEGATIVE COVENANTS	92
6.1	Indebtedness	92
6.2	Liens	94
6.3	Sales and Leasebacks	96
6.4	No Further Negative Pledges	96
6.5	Restricted Payments	97
6.6	Restrictions on Subsidiary Distributions	98

6.7	Investments	98
6.8	Financial Covenant	100
6.9	Fundamental Changes; Asset Dispositions; Acquisitions	101
6.10	Disposal of Subsidiary Interests	102
6.11	Fiscal Year	102
6.12	Transactions with Shareholders and Affiliates	102
6.13	Conduct of Business	102
6.14	Permitted Activities of Holdings	103
6.15	Amendments or Waivers of Certain Agreements	103
6.16	Limitation on Payments Relating to Other Debt	104
6.17	Use of Proceeds	104
SECTION 7.	GUARANTY	104
7.1	Guaranty of the Obligations	104
7.2	Contribution by Guarantors	105
7.3	Payment by Guarantors	105
7.4	Liability of Guarantors Absolute	106
7.5	Waivers by Guarantors	107
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	108
7.7	Subordination of Other Obligations	108
7.8	Continuing Guaranty	109
7.9	Authority of Guarantors or the Company	109
7.10	Financial Condition of the Company	109
7.11	Bankruptcy, etc.	109
7.12	Discharge of Guaranty Upon Sale of Guarantor	110
7.13	Keepwell	110
SECTION 8.	EVENTS OF DEFAULT; LIQUIDITY EVENTS; CURE RIGHTS	110
8.1	Events of Default	110
SECTION 9.	AGENTS	113
SECTION 10.	MISCELLANEOUS	116
10.1	Notices	116
10.2	[Reserved]	117
10.3	Expenses; Limitation of Liability; Indemnity, Etc	117
10.4	Set-Off	119
10.5	Amendments and Waivers	120
10.6	Successors and Assigns; Participations	121
10.7	Independence of Covenants	124
10.8	Survival of Representations, Warranties and Agreements	124
10.9	No Waiver; Remedies Cumulative	124
10.10	Marshalling; Payments Set Aside	125
10.11	Severability	125
10.12	Obligations Several; Independent Nature of Lenders’ Rights; Violation of Law	125
10.13	Headings	125

10.14	APPLICABLE LAW	126
10.15	CONSENT TO JURISDICTION	126
10.16	WAIVER OF JURY TRIAL	127
10.17	Confidentiality	127
10.18	Usury Savings Clause	128
10.19	Counterparts	129
10.20	Effectiveness; Integration	130
10.21	Appointment for Perfection	130
10.22	USA PATRIOT Act	130
10.23	Effect of Restatement; No Novation	130
10.24	Amendments	131
10.25	[Reserved]	131
10.26	Floor Planning Facility Agreement	131
10.27	Acknowledgment and Consent to Bail-In of Affected Financial Institution	131
10.28	Acknowledgement Regarding Any Supported QFCs	132
10.29	Marketing Consent	132
SECTION 11.	THE BORROWER REPRESENTATIVE	133
11.1	Appointment; Nature of Relationship	133
11.2	Powers	133
11.3	Employment of Agents	133
11.4	Notices	133
11.5	Successor Borrower Representative	133
11.6	Execution of Credit Documents; Borrowing Base Certificate	133
11.7	Reporting	134

SCHEDULES: Commitment Schedule
4.1 Organization and Capital Structure
4.2 Capital Stock and Ownership
4.9 Material Adverse Changes
4.11 Adverse Proceedings
4.13 [Reserved]
4.14 Environmental Matters
4.18 Employee Matters
4.19 Employee Benefit Plans
4.22 Certain Existing Liens
4.24 Deposit Accounts
6.1 Certain Indebtedness
6.2 Permitted Liens
6.7 Certain Investments
6.12 Certain Affiliate Transactions

EXHIBITS:	A [Reserved]
B Revolving Note
C Compliance Certificate
D Opinion of Counsel for Credit Parties
E Assignment and Assumption
F U.S. Tax Certificate
G Solvency Certificate
H Counterpart Agreement
I Pledge and Security Agreement
J [Reserved]
K [Reserved]
L Borrowing Base Certificate
M Collateral Access Agreement
N Intercreditor Agreement
O Fixed Charge Coverage Compliance Certificate

v

THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of June 8, 2020 (the “Agreement”), by and among Douglas Dynamics, Inc., a Delaware corporation (“Holdings”), Douglas Dynamics, L.L.C., a Delaware limited liability company and a direct wholly-owned Subsidiary of Holdings (the “Company”), Fisher, LLC, a Delaware limited liability company (“Fisher”), Douglas Dynamics Finance Company, a Delaware corporation (“DD Finance”), Trynex International LLC, a Delaware limited liability company formerly known as Acquisition Tango LLC (“Trynex”), Henderson Enterprises Group, Inc., a Delaware corporation (“HEG”), Henderson Products, Inc., a Delaware corporation (“HPI”), Dejana Truck & Utility Equipment Company, LLC, a Delaware limited liability company (“Dejana”), the Lenders party hereto, JPMorgan Chase Bank, N.A. (“JPMCB”), as Collateral Agent, and JPMCB as Administrative Agent.

RECITALS:

WHEREAS, pursuant to the Existing Revolving Credit Agreement (as defined below), the lenders thereto (the “Existing Lenders”) extended loans to the Borrowers;

WHEREAS, the parties hereto desire to amend and restate the Existing Revolving Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1          Definitions The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Field Exam” means a field examination conducted by the Administrative Agent or its designee of the Accounts, Inventory and related working capital matters of the Borrowers and of the related data processing and other systems of the Borrowers, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Acceptable Inventory Appraisal” means an appraisal of the Inventory of the Borrowers from a firm (or firms) satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion.

“Account Control Event” means the occurrence and continuance of (i) any Event of Default, or (ii) any Liquidity Event. For purposes of this Agreement, the occurrence of an Account Control Event shall be deemed continuing at the Administrative Agent’s or Collateral Agent’s option (x) so long as such Event of Default exists and/or (y) if the Account Control Event arises as a result of a Liquidity Event described in clause (ii) above, until Excess Availability is $12,500,000 or more for 30 consecutive days, in which case an Account Control Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that an Account Control Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or such Liquidity Event has ceased to exist for 30 consecutive days) at all times after an Account Control Event has occurred and been discontinued on six occasions after the Restatement Effective Date.

“Account Debtor” means, “Account Debtor,” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Accounts” means all “accounts”, as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights; provided, however, that for purposes of calculating the Borrowing Base, the term “Accounts” shall not include Excluded Deposit Accounts (as defined below).

“ACH” mean automated clearing house transfers.

“Additional Co-Borrower” shall mean any wholly-owned Domestic Subsidiary of a Borrower which may hereafter be approved by the Administrative Agent and the Collateral Agent in its Permitted Discretion which (a) is currently able to prepare all collateral reports in a comparable manner to the Borrowers’ reporting procedures, (b) has executed and delivered to the Administrative Agent and the Collateral Agent such joinder agreements to this Agreement, contribution and set-off agreements and other Collateral Documents as the Administrative Agent or the Collateral Agent have reasonably requested and so long as each of the Administrative Agent and the Collateral Agent have received and approved, in their reasonable discretion, all UCC search results necessary to confirm the Collateral Agent’s First Priority or Second Priority Lien, as applicable, on all of such Additional Co-Borrower’s personal and mixed property (including Capital Stock).

“Additional Revolving Commitments” has the meaning assigned to that term in Section 2.9(e).

“Additional Revolving Loan Lender” has the meaning assigned to that term in Section 2.9(e).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Payments” has the meaning assigned to that term in Section 7.2.

“Agreement” has the meaning assigned to that term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14(a) (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to that term in Section 10.19.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Company or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, a percentage per annum set forth in the table below for the applicable type of Loan opposite the applicable category based on Average Daily Excess Availability for the Fiscal Quarter most recently ended prior to such day:

Average Daily Excess Availability	ABR Loans	Eurodollar Loans
Category 1: ≥ $75,000,000	0.75%	1.75%
Category 2: > $25,000,000 but < $75,000,000	1.00%	2.00%
Category 3: ≤ $25,000,000	1.25%	2.25%

The Applicable Margin (a) shall be the applicable rate per annum set forth in Category 2 above until the First Adjustment Date and (b) from and after the First Adjustment Date, changes in the Applicable Margin resulting from changes in the Average Daily Excess Availability shall become effective on the first day of the calendar month beginning after the date on which the last Borrowing Base Certificate in respect of a period ending on (or immediately prior to) the last day of any Fiscal Quarter is delivered to the Lenders pursuant to Section 5.1(o) (or, on the First Adjustment Date, such date) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Borrowing Base Certificate is not delivered within the time periods specified in Section 5.1(o), then, until the date that is three Business Days after the date on which such Borrowing Base Certificate is delivered, the highest rate set forth in each column of the table set forth above shall apply. In addition, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Requisite Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Requisite Lenders notwithstanding any provision of Section 10.5 requiring the consent of each Lender “that would be affected thereby” for reductions in interest rates), declare that the highest rate set forth in each column of the table set forth above shall apply.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Arranger” means J.P. Morgan Securities LLC and CIBC Bank USA, as joint bookrunners and joint lead arrangers hereunder.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrowers or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’, the Company’s, or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) equipment that is surplus, obsolete, worn-out, or no longer used or useful in the business of Holdings, the Company or any of its Subsidiaries and is sold or disposed of in the ordinary course of business, (iii) leasehold interests that are no longer used or useful in the business of Holdings, the Company or any of its Subsidiaries, (iv) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment in an effort to upgrade the Facilities of the Company and its Subsidiaries, (v) Cash and Cash Equivalents used in a manner not prohibited by the Credit Documents or the Term Credit Documents, and (vi) sales of other assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $3,000,000 in the aggregate during any calendar year (provided, that for purposes of calculating the amounts set forth in this clause (vi), any transactions or series of related transactions involving aggregate consideration of $50,000 or less may be excluded).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Available Excess Cash Flow” means, with respect to any Restricted Payment to be made pursuant to Section 6.5(f), any Investment to be made pursuant to Section 6.7(m) or any prepayment, repurchase or redemption of Other Debt pursuant to Section 6.16 in any Fiscal Year (commencing with the Fiscal Year ending December 31, 2020) (i) if the Excess Cash Flow Payment Conditions are satisfied at the time of making the payment and after giving effect thereto, an amount equal to (a) either (x) if the Leverage Ratio as of the most recently completed Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.1(c) is less than or equal to 3.25 to 1.00, (1) 100% of the Consolidated Excess Cash Flow for such most recently completed Fiscal Year minus (2) the aggregate amount of Voluntary Term Loan Prepayments consummated during the most recently completed Fiscal Year or (y) if the Leverage Ratio as of the most recently completed Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.1(c) is greater than 3.25 to 1.00, (1) 50% of the Consolidated Excess Cash Flow for such most recently completed Fiscal Year minus (2) the aggregate amount of Voluntary Term Loan Prepayments consummated during the most recently completed Fiscal Year, minus (b) the sum of (x) Restricted Payments made pursuant to Section 6.5(f) after the delivery of such financial statements and on or prior to the date of determination, plus (y) Investments made pursuant to Section 6.7(m) after the delivery of such financial statements and on or prior to the date of determination, plus (z) prepayments, repurchases and redemptions of Other Debt pursuant to Section 6.16 after the delivery of such financial statements and on or prior to the date of determination and (ii) if the Excess Cash Flow Payment Conditions are not satisfied at the time of making the payment and after giving effect thereto, zero.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Average Daily Excess Availability” means, as of any date of determination, the average daily Excess Availability for the immediately preceding Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services Agreement” means each and any of the following bank services provided to any Credit Party by any Lender Counterparty including: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(i)                 in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(ii)               in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(i)                 a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(ii)               a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(iii)             a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower Representative, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Blocked Account” means any Deposit Account subject to a Blocked Account Agreement.

“Blocked Account Agreement” means an account control agreement on terms reasonably satisfactory to the Collateral Agent.

“Blocked Account Bank” means each bank with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrowers” means the Borrower Representative, Fisher, DD Finance, Trynex, HEG, HPI, Dejana and any Additional Co-Borrower that may become party hereto.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Section 11.1.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means at any time, the sum of, without duplication:

(i)                 the face amount of Eligible Accounts of the Borrowers multiplied by the advance rate of 85%, plus

(ii)                the lesser of (A) the advance rate of 70% of the Cost of Eligible Inventory of the Borrowers, or (B) the advance rate of 85% of the product of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of the Borrowers, plus

(iii)               the balance of (A) Cash in Deposit Accounts subject to a Blocked Account Agreement and (B) Cash Equivalents in a form satisfactory to the Administrative Agent in accounts subject to account control agreements on terms reasonably satisfactory to the Collateral Agent; minus

(iv)              until receipt of an Acceptable Field Exam and an Acceptable Inventory Appraisal, $7,500,000, minus

(v)               effective immediately upon notification thereof to Borrower Representative by the Collateral Agent or the Administrative Agent, any Reserves established from time to time by the Collateral Agent or the Administrative Agent in its Permitted Discretion.

The Borrowing Base at any time shall (i) be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments as Administrative Agent or Collateral Agent deem appropriate in its Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement and (ii) be computed no less than monthly; provided that the Borrower Representative may compute the Borrowing Base more frequently (but in no event, absent consent from the Collateral Agent, more frequently than weekly), which Borrowing Base shall become effective upon delivery of a Borrowing Base Certificate to the Administrative Agent and the Collateral Agent.

The Administrative Agent or the Collateral Agent may, in the exercise of their respective Permitted Discretion, adjust Reserves.

“Borrowing Base Certificate” means an Officers’ Certificate from Borrower Representative, substantially in the form of (or in such other form as may, from time to time, be mutually agreed upon by Borrower Representative, Collateral Agent and Administrative Agent), and containing the information prescribed by Exhibit L, delivered to the Administrative Agent and the Collateral Agent setting forth Borrower Representative’s calculation of the Borrowing Base.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.3.

“Borrower Restricted Information” means confidential information, including MNPI, that is made available by or on behalf of the Borrowers that has not been made available to all Lenders and potential Lenders.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) beneficially owns, directly or indirectly, more than 35%, on a fully diluted basis, of the outstanding Capital Stock (measured only by voting power) of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of Holdings or (ii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders and other Secured Parties hereunder and under the other Credit Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Blocked Account Agreements, the Intercreditor Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations (or to perfect any Liens so granted).

“Collection Account” has the meaning assigned to such term in Section 5.15(a).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the preamble.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(i)                 the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(ii)               if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (i) or clause (ii) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income, plus (b) the sum, without duplication, of each of the following to the extent deducted (or, in the case of any cost synergies pursuant to clause (ix), not included) in the calculation of Consolidated Net Income for such period (i) Consolidated Interest Expense and non-Cash interest expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense (including amortization of goodwill, other intangibles, and financing fees and expenses), (v) non-cash impairment charges, (vi) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Company and its Subsidiaries pursuant to a written incentive plan or agreement, (vii) other non-Cash items that are unusual or otherwise non-recurring items, (viii) any extraordinary losses and non-recurring charges during any period (including severance, relocation costs, one-time compensation charges and losses or charges associated with Interest Rate Agreements), (ix) restructuring charges or reserves (including costs related to closure of Facilities) and cost synergies projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost synergies had been realized during the entirety of the applicable period) as a result of actions taken or to be taken in connection with any Permitted Acquisition by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Adjusted EBITDA from such actions; provided that (A) (x) such cost synergies are reasonably expected and factually supportable as determined in good faith by the Company and (y) such actions are to be taken and the results with respect thereto are to be achieved within 12 months after the consummation of the Permitted Acquisition which is expected to result in such cost synergies, (B) no cost synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of restructuring charges and reserves and cost synergies added pursuant to this clause (ix) for such period shall not exceed 10% of Consolidated Adjusted EBITDA for such period (calculated without giving effect to any adjustments made pursuant to this clause (ix)), (x) any transaction costs incurred in connection with the issuance, resale or secondary offering of Securities or any refinancing transaction, in each case whether or not such transaction is consummated and (xi) any fees and expensed related to any Permitted Acquisitions, minus (c) the sum, without duplication, of (i) non-Cash items increasing Consolidated Net Income for such period that are unusual or otherwise non-recurring items, (ii) cash payments made during such period reducing reserves or liabilities for accruals made in prior periods but only to the extent such reserves or accruals were added back to “Consolidated Adjusted EBITDA” in a prior period pursuant to clause (b)(vii) above, and (iii) Restricted Payments made during such period to Holdings pursuant to Section 6.5(c)(i) (other than any such Restricted Payments made to Holdings pursuant to Section 6.5(c)(i) for the purpose of paying fees, expenses and other transaction costs paid in cash during such period in connection with the Transactions).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries, but excluding expenditures constituting the purchase price for Permitted Acquisitions and amounts constituting Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds which are reinvested in the business of the Company and its Subsidiaries in accordance with Section 2.13(a) or Section 2.13(b), respectively, by the Company and its Subsidiaries during such period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding (x) voluntary repayments financed with Indebtedness, (y) payments and repayments of Indebtedness under this Agreement (except to the extent there is an equivalent permanent reduction in commitments thereunder) or any other working capital facility and (z) voluntary repayments of Indebtedness under the Term Loan Facility), (b) cash Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) to the extent not excluded in the calculation of Consolidated Capital Expenditures, any sales of capital assets used to finance such expenditures), (c) Consolidated Interest Expense paid in cash for such period, (d) the portion of taxes based on income actually paid in cash during such period by the Company or any of its Subsidiaries whether for such period or any other period, (e) Restricted Payments made under Sections 6.5(c)(ii) or (iii) during such period, (f) Restricted Payments or Investments made under Section 6.5(d)(i) and Section 6.7(l), as applicable, and which are for any Fiscal Year, declared (in the case of dividends or distributions) or paid in cash from June 1 of the applicable Fiscal Year to and including May 31 of the immediately following Fiscal Year and (g) in respect of any given Fiscal Year ending December 31, the cash portion of the purchase price of a Permitted Acquisition paid during such Fiscal Year (net of any proceeds of (x) any related financings with respect to such purchase price and (y) any sales of capital assets used to finance such purchase price).

“Consolidated First Lien Debt” means, as at any date of determination, the Consolidated Total Debt of the Company and its Subsidiaries that is secured by first priority Liens on any of the assets of the Company or any of its Subsidiaries.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense for such period, (ii) scheduled payments for such period of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures for such period other than those financed with secured Indebtedness permitted by Sections 6.1 and 6.2, (iv) the portion of taxes based on income actually paid in cash during such period by the Company or any of its Subsidiaries whether for such period or any other period and (v) Restricted Payments permitted under Section 6.5(c) or Section 6.5(f) and which are paid in cash during such period.

“Consolidated Interest Coverage Ratio” on any date of determination (the “Transaction Date”) means the ratio on a pro forma basis, of (a) Consolidated Adjusted EBITDA for the Test Period to (b) Consolidated Interest Expense for the Test Period; provided, that for purposes of such calculation: (1) Permitted Acquisitions which occurred during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Test Period, (2) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio and the application of the proceeds therefrom (except as otherwise provided in this definition) shall be assumed to have occurred on the first day of the Test Period, (3) the incurrence of any Indebtedness (including the issuance of any Disqualified Capital Stock) during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than ordinary working capital borrowings) shall be assumed to have occurred on the first day of the Test Period, (4) the permanent repayment of any Indebtedness (including the redemption of any Disqualified Capital Stock) during the Test Period or subsequent to the Test Period and on or prior to the Transaction Date (other than ordinary working capital borrowings) shall be assumed to have occurred on the first day of the Test Period, (5) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Test Period to the Transaction Date had been the applicable rate for the entire period, unless the Company or any of its Subsidiaries is a party to a Hedge Agreement (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (6) amounts attributable to operations or businesses permanently discontinued or disposed of prior to the Transaction Date, shall be excluded, except, in the case of a determination of Consolidated Fixed Charges, only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to Consolidated Fixed Charges subsequent to the Transaction Date.

“Consolidated Interest Expense” means, for any period, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) payable in cash of the Company and its Subsidiaries (but excluding fees and any original issue discount in connection with this Agreement and the Term Credit Documents) on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, minus (ii) the aggregate amount of interest income of the Company and its Subsidiaries during such period paid in cash.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Secured Debt” means, as at any date of determination, the Consolidated Total Debt of the Company and its Subsidiaries that is secured by Liens on any of the assets of the Company or any of its Subsidiaries.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP; provided, that the amount of revolving Indebtedness to be included at the date of determination shall be equal to the average of the balances of such revolving Indebtedness as of the end of each of the prior four calendar quarters (except that with respect to the first four calendar quarters after the Restatement Effective Date, the amount of revolving Indebtedness to be included shall be based on the average of the quarter end balances from the Restatement Effective Date through the date of determination); provided, further that notwithstanding any other provision of this Agreement for all purposes hereof and all calculations required to be made hereunder the amount of Indebtedness included in Consolidated Total Debt shall be deemed to be 100% of the outstanding principal amount thereof and shall be determined without regard to FASB ASC 825.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, or other contract, undertaking, agreement or other instrument to which that Person is a party or to which such Person or any of its properties is subject.

“Contributing Guarantors” has the meaning assigned to that term in Section 7.2.

“Cost” means, as determined by Collateral Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Credit Party or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agent in its reasonable discretion.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to that term in Section 10.28.

“Credit Date” means the date of a Credit Extension.

“Credit Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, any other intercreditor agreements (if applicable) and all other amendments, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Credit Extension” means the making of a Loan on the occasion of any Borrowing or the issuing, amendment, renewal or extension of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement,each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“DD Finance” has the meaning assigned to that term in the preamble.

“Default” means a condition or event that, after notice or lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances within three Business Days of the date required to be funded by it hereunder, unless, in the case of funding a Loan, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances and Overadvances; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or (iii) become or has a parent company that has become subject to a Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account” means each checking or other demand deposit account maintained by any of the Credit Parties other than any Excluded Deposit Accounts. All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“Discharge of Term Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Disqualified Capital Stock” means with respect to any Person, (a) Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Maturity Date and (b) any Capital Stock of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Capital Stock of any Borrower that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require such Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that such Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the prepayment of the Loans as are required by this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Early Opt-in Election” means the occurrence of:

(i)                (A) a determination by the Administrative Agent or (B) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower Representative) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(ii)              (A) the election by the Administrative Agent or (B) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower Representative and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” has the meaning assigned to such term in Section 2.22(a).

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no natural person and no Affiliate of Holdings shall be an Eligible Assignee.

“Eligible Inventory” has the meaning assigned to such term in Section 2.22(b).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, written notice of violation, written claim, action, suit, proceeding, demand, abatement order or other written order or written directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, land use or the protection of the environment, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person on or after the Restatement Effective Date, (i) any entity, whether or not incorporated, that is under common control within the meaning of Section 4001(a)(14) with that Person; (ii) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (iii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iv) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (ii) above or any trade or business described in clause (iii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure of Holdings, any of its Subsidiaries, or any of their respective ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code); (iii) the determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan; (viii) the imposition, or the occurrence of any events or condition that could reasonably be expected to result in the imposition, of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan (which fines, penalties, taxes or related charges, for purposes of Section 4.18, shall be material); (x) the incurrence by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, (a) the lesser of (i) the aggregate Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination less (b) the Revolving Exposure of all Revolving Lenders.

“Excess Cash Flow Payment Conditions” means the satisfaction of each of the following conditions both immediately before and immediately after giving effect to the applicable payment: (x) with respect to mandatory prepayments or offers to prepay pursuant to Section 2.13(d) of the Term Loan Facility (or any other prepayment, repurchase, redemption, defeasance, or offer to do any of the foregoing, in respect of “excess cash flow” or any similar construct), (i) Excess Availability plus unrestricted Cash and Cash Equivalents on the Company’s consolidated balance sheet not included in the Borrowing Base is greater than the greater of $12,500,000 and 12.5% of the aggregate Revolving Commitments at the time of determination and (ii) prior to the making of such payment, the Company shall have delivered a certificate signed by its chief financial officer or treasurer certifying that the condition in clause (i) has been satisfied and setting forth its calculations of Excess Availability in reasonable detail and certifying as to the amount of Cash and Cash Equivalents on the Company’s consolidated balance sheet as of the date of determination and (y) with respect to all other payments required or permitted to be made based on Consolidated Excess Cash Flow, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period calculated on a pro forma basis giving effect to the applicable payment shall be greater than 1.00 to 1.00, (iii) Excess Availability both before and after giving effect to the applicable payment shall be greater than the greater of $12,500,000 and 12.5% of the aggregate Revolving Commitments at the time of determination, (iv) in the case of prepayments, redemption and repurchases of Other Debt pursuant to Section 6.16, the Secured Debt Ratio both immediately before and after giving effect to the payment is less than 3.50 to 1.00 and (v) prior to the making of such payment, the Company shall have delivered a Fixed Charge Coverage Compliance Certificate together with a certificate signed by its chief financial officer or treasurer certifying that the conditions in subclauses (i) through (iv) of clause (y) have been satisfied and setting forth a calculation of Excess Availability, Consolidated Excess Cash Flow and Available Excess Cash Flow.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Deposit Accounts” means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll and trust accounts and funded solely with amounts necessary to cover then outstanding payroll liabilities and amounts required to be retained in such trust accounts, as well as minimum balance requirements; (b) Deposit Accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which a Control Agreement has not been obtained (other than those specified in clause (a) and (c)), do not at any time exceed $4,000,000; (c) Deposit Accounts, with amounts on deposit which in the aggregate that do not at any time exceed $1,000,000, held at a financial institution that is not, for United Stated federal income tax purposes (i) an individual who is a citizen or resident of the United States or (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof; (d) zero balance disbursement accounts; and (e) Deposit Accounts, with amounts on deposit which in the aggregate do not at any time exceed $500,000, the sole proceeds of which are funds received by a Credit Party from credit card sales; provided that, in each of the foregoing cases, if reasonably requested by the Collateral Agent or the Administrative Agent, the Borrower Representative shall provide such Agent with periodic updates of the account numbers and names of all financial institutions where such Deposit Accounts are maintained.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or is not permitted under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Credit Party under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes (however denominated) imposed on (or measured by) net income by the United States of America or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Lender is located or in which the Lender’s applicable lending office is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 2.17(a), and (d) Taxes that would not have been imposed but for a failure by any Recipient, or any legal or beneficial holder of an interest in any entity (other than an entity that is a U.S. Person) through which payments by or on account of any Credit Party are made under any Credit Document, to comply with any applicable reporting requirement if such compliance is required by FATCA as a precondition to relief or exemption from such Tax.

“Existing Lenders” has the meaning assigned to that term in the recitals.

“Existing Revolving Credit Agreement” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of December 31, 2014, by and among the Borrowers, the Existing Lenders, JPMCB as collateral agent, JPMCB as administrative agent, and the other parties thereto, as previously amended, restated, amended and restated, supplemented or modified prior to the Restatement Effective Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” has the meaning assigned to that term in Section 7.2.

“Fair Share Contribution Amount” has the meaning assigned to that term in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Plan” has the meaning assigned to that term in Section 5.1(i).

“First Adjustment Date” means the first day of the calendar month beginning after the date on which the last Borrowing Base Certificate in respect of a period ending on (or immediately prior to) the last day of the Fiscal Quarter ending June 30, 2020 is delivered to the Lenders pursuant to Section 5.1(o).

“First Lien Debt Ratio” means the ratio as of the date of determination of (i) Consolidated First Lien Debt, less unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries as of such date in excess of $1,000,000 (up to a maximum amount of $50,000,000 as of any date of determination), the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, to (ii) Consolidated Adjusted EBITDA for the Test Period.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fisher” has the meaning assigned to that term in the preamble.

“Fixed Charge Coverage Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit O.

“Fixed Charge Coverage Ratio” means the ratio as of the date of determination of (i) the aggregate amount of Consolidated Adjusted EBITDA for the Test Period, to (ii) the aggregate Consolidated Fixed Charges during the Test Period.

“Floor Plan Collateral” means (a) truck vehicle chassis owned by a Loan Party subject to auto manufacturer converter or special pool vehicle account agreements or similar type agreements entered into by such Loan Party from time to time (the “Vehicle Inventory”), (b) all accounts, contract rights, chattel paper, instruments, documents, promissory notes and supporting obligations arising from the use, sale, lease or other disposition of the Vehicle Inventory, (c) all books, records, files, computer disks, software and commercial tort claims relating to the Vehicle Inventory, (d) all payment intangibles or other rights to receive payment, credit and other compensation from any manufacturer, distributor or supplier of the Vehicle Inventory or from any of their subsidiaries or affiliates, in each case in respect of the Vehicle Inventory, (e) all franchise rights and all manufacturer rebates and incentive payments relating to the Vehicle Inventory (excluding warranty claims) and (f) all cash proceeds of any of the foregoing, including insurance proceeds and refunds of insurance premiums in respect of the Vehicle Inventory.

“Floor Planning Facilities” means one or more credit facilities entered into by the Borrowers or a Subsidiary thereof utilized to finance the acquisition of new and used vehicle chassis and related accessories pursuant to which the Person furnishing such facility retains title or a Lien on such property so acquired until sold or disposed by the Borrowers or the applicable Subsidiary, together with the proceeds thereof.

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“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 3.1(j).

“Funding Guarantors” has the meaning assigned to that term in Section 7.2.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning assigned to that term in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning assigned to that term in Section 7.1.

“Guarantor” means each of (i) Holdings, (ii) each Domestic Subsidiary of Holdings (other than any Domestic Subsidiary that is a Borrower) from time to time party to this Agreement and (iii) to the extent no adverse tax consequences to the Company could result therefrom, each Foreign Subsidiary of Holdings from time to time party to this Agreement.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, waste or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Activity” means any past, current or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, presence, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“HEG” has the meaning assigned to that term in the preamble.

“Henderson” has the meaning assigned to that term in the preamble.

“Henderson Bonding Agreement” means the General Application and Agreement of Indemnity, dated as of February 4, 2010, among Henderson Products, Inc., Henderson, Employers Mutual Casualty Company, EMCASCO Insurance Company, Dakota Fire Insurance Company, Illinois EMCASCO Insurance Company, Union Insurance Company of Providence, EMC Property & Casualty Company and Hamilton Mutual Insurance Company.

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“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” has the meaning assigned to that term in the preamble hereto, provided that after the effective date of a Permitted Holdings Reincorporation, “Holdings” shall refer to Douglas Dynamics, Inc., as incorporated under the laws of the state of Wisconsin.

“HPI” has the meaning assigned to that term in the preamble.

“IBA” has the meaning assigned to that term in Section 1.3.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased Amount Date” has the meaning assigned to that term in Section 2.9(e).

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) the principal portion of obligations with respect to Capital Leases; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding accounts payable which are classified as current liabilities in accordance with GAAP and accrued expenses in each case incurred in the ordinary course of business); (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA but including earn-outs incurred in connection with a Permitted Acquisition to the extent required to be reflected on a balance sheet in accordance with GAAP to the extent such earn-out obligations are not paid within 30 days after the amount due is finally determined), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the amount available to be drawn under on any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefore, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all net payment obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; (xi) the principal balance outstanding under any synthetic lease, tax retention lease, off-balance sheet loan or similar off-balance sheet financing product; and (xii) the indebtedness of any partnership or Joint Venture in which such Person is a general partner or a joint venturer except to the extent that the terms of such indebtedness provide that such indebtedness is nonrecourse to such Person.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Credit Party under any Credit Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to that term in Section 10.3(a).

“Intellectual Property” means all intellectual property, including patents, trademarks, service marks, tradenames, domain names, trade secrets, copyrights, technology, know-how, inventions, methods and processes used in or necessary for the conduct of the business of the Company and its Subsidiaries.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement dated as of June 8, 2020 by and among the Credit Parties parties thereto, the Agents and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Term Credit Documents, substantially in the form of Exhibit N, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.8.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

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“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which that LIBO Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate (for the shortest period for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided, that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Restatement Effective and thereafter until any subsequent inventory appraisal is completed and delivered pursuant to Section 5.6(b) hereof, the inventory appraisal prepared by Hilco Appraisal Services, LLC, dated April 2019, and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm satisfactory to the Collateral Agent and the Administrative Agent and delivered pursuant to Section 5.6(b) hereof.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (including any Subsidiary of Holdings); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than the Company or any Guarantor Subsidiary, of any Capital Stock of such Subsidiary; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto minus the amount of any return of capital with respect to such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Bank” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).

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“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule, any Additional Revolving Loan Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement or Banking Services Agreement (including (i) any Person who is a Lender (and any Affiliate thereof) as of the Restatement Effective Date but subsequently, whether before or after entering into a Hedge Agreement or Banking Services Agreement, ceases to be a Lender, and (ii) any Person who is a Lender (and any Affiliate thereof) as of the date of entry into the applicable Hedge Agreement or Banking Services Agreement, but subsequently after entering into such Hedge Agreement or Banking Services Agreement, ceases to be a Lender).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means the ratio as of the date of determination of (i) Consolidated Total Debt, less unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries as of such date in excess of $1,000,000 (up to a maximum amount of $50,000,000 as of any date of determination), the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, to (ii) Consolidated Adjusted EBITDA for the Test Period.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means Excess Availability of the Borrowers is less than the greater of (a) $12,500,000 and (b) 12.5% of the aggregate Revolving Commitments at the time of determination.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Overadvances and Protective Advances.

“Margin Stock” has the meaning assigned to that term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; provided that, solely for purposes of making any representation or warranty made as a condition to the effectiveness of this Agreement and the obligation of any Lender to make a Credit Extension on the Restatement Effective Date and during the first 180 days after the Restatement Effective Date, this clause (i) shall exclude the impact of the COVID-19 pandemic on the Company’s operations, as described in the lender presentation delivered to the Lenders prior to the Restatement Effective Date and the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2020; (ii) the ability of any Credit Party to perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Maturity Date” means June 8, 2023 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“MNPI” means, on any date, material non-public information with respect to any Credit Party, the Loans or any securities issued by a Credit Party that has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI or any such information that is disclosed to all Lenders in accordance with the confidentiality provisions of this Agreement) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to, or acquire Loans from, a Credit Party.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates (i) makes or is obligated to make contributions; (ii) during the preceding five plan years, has made or been obligated to make contributions; or (iii) has any actual or contingent liability.

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“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income taxes estimated in good faith by the seller thereof to be payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) brokerage fees and legal expenses incurred directly attributable to such Asset Sale; and (d) any reserves required to be established by the seller thereof in accordance with GAAP against liabilities reasonably anticipated and directly attributable to the Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes estimated in good faith by the seller thereof to be payable as a result of any gain recognized in connection therewith.

“Net Recovery Cost Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 5.6(b), net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.

“New Lender” means any financial institution party hereto as a Lender that is not an Existing Lender.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders, Issuing Bank or any of them, or to any Lender Counterparties, under any Credit Document or Hedge Agreement or with respect to any Banking Services Agreement (including with respect to a Hedge Agreement or Banking Services Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement or Banking Services Agreement was entered into or initiated, as the case may be), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements or Banking Services Agreements, fees, expenses, indemnification or otherwise; provided, that for purposes of determining any Obligations of a Credit Party, “Obligations” shall not create any Guarantee by a Guarantor of any Excluded Swap Obligation of such Guarantor.

“Obligee Guarantor” has the meaning assigned to that term in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Debt” has the meaning assigned to that term in Section 6.16.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overadvance Exposure” means, at any time, the sum of the aggregate amount of all outstanding Overadvances at such time. The Overadvance Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Overadvance Exposure at such time.

“Overadvances” has the meaning assigned to that term in Section 2.5(b).

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to that term in Section 10.6(g).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by Holdings, or any of its Subsidiaries or any respective ERISA Affiliates; or (ii) with respect to which Holdings, or any of its Subsidiaries or any respective ERISA Affiliates has any actual or contingent liability.

“Perfection Deliverables” means, with respect to any Credit Party, or any Person that becomes a Credit Party pursuant to Section 5.10 and to the extent required to be delivered under such Section:

(i)       evidence satisfactory to Collateral Agent of the compliance by such Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations (A) to execute and deliver (x) UCC financing statements, (y) originals of securities, instruments and chattel paper and (z) any agreements governing deposit and/or securities accounts as provided therein, and (B) to file intellectual property security agreements with the United States Patent and Trademark Office and the United States Copyright Office);

(ii)       (A) to the extent required to be delivered by the Collateral Agent, the results of searches, by Persons satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings), fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of such Credit Party, and of filings with the United States Patent and Trademark Office and the United States Copyright Office, together with copies of all such filings disclosed by such searches, and (B) UCC termination statements (or similar documents), releases to be filed with the United States Patent and Trademark Office and the United States Copyright Office, and other filings duly executed by all applicable Persons for filing in all applicable jurisdictions and offices as may be necessary to terminate any effective UCC financing statements (or equivalent filings) and other filings disclosed in such searches (other than any such financing statements in respect of Permitted Liens);

(iii)       to the extent required to be delivered by the Collateral Agent, opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in the Collateral of such Credit Party and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)       evidence that such Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

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“Permitted Acquisition” means any acquisition by the Company or any of its wholly-owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, that: (i) immediately prior to, and after giving effect thereto, no Liquidity Event or Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Company in connection with such acquisition shall be owned not less than 80% by the Company or a Guarantor Subsidiary thereof, and the Company shall have taken, or caused to be taken, each of the actions (and within the time periods) set forth in Sections 5.10 and/or 5.11, as applicable; (iv) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Company and/or its Subsidiaries are engaged as of the Restatement Effective Date or any business reasonably related thereto; (v) each such Permitted Acquisition shall be effectuated pursuant to the terms of a consensual merger or stock purchase agreement or other consensual acquisition agreement between the Company or the applicable Subsidiary and the applicable seller or Person being so acquired; and (vi) to the extent assets acquired are to be included in the Borrowing Base, due diligence in respect of such acquired assets satisfactory to the Administrative Agent in its Permitted Discretion shall have been completed prior to such inclusion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holdings Reincorporation” means a change of the jurisdiction of organization of Holdings from Delaware to Wisconsin; provided that (i) no Default exists or would result therefrom and the representations and warranties contained in Section 4 and the other Credit Documents (other than any representation to the effect the Holdings is incorporated in Delaware and not in Wisconsin) are true and correct in all material respects (or in all respects, if qualified by materiality) on and as of that date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such earlier date, (ii) the person resulting therefrom shall be named Douglas Dynamics, Inc., and shall be a corporation organized under the laws of the state of Wisconsin, and shall expressly confirm its obligations under this Agreement and the other Credit Documents to which it is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (iii) the Borrower Representative shall have provided 30 days’ prior written notice to the Administrative Agent of such Permitted Holdings Reincorporation, (iv) Holdings shall be in compliance, before and after such Permitted Holdings Reincorporation, with all its covenants and obligations under this Agreement and the other the Credit Documents, (v) each other Credit Party shall in connection therewith expressly confirm its obligations under this Agreement and the other Credit Documents to which it is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (vi) Holdings and, to the extent requested by the Administrative Agent, each other Credit Party, shall have executed and delivered, as applicable, such supplemental Collateral Documents (including additional UCC and other filings) as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent, (vii) the Credit Parties shall have taken all corresponding actions required pursuant to the Term Loan Facility and the Intercreditor Agreement and (viii) Holdings and, to the extent applicable, each other Credit Party, shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such Permitted Holdings Reincorporation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that (x) if the foregoing are satisfied, all references hereunder and under the other Credit Documents to Holdings shall be references to Holdings as so reincorporated and (y) notwithstanding any provision of Section 10.5, the Administrative Agent and the Collateral Agent are each hereby authorized by the Lenders to make any amendments to the Credit Documents that are necessary to reflect the foregoing.

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“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Indebtedness, extensions, renewals, refinancings or replacements of such Indebtedness; provided that such extensions, renewals, refinancings or replacements (i) are on terms and conditions (including the terms and conditions of any guarantees of or other credit support for such Indebtedness) not materially less favorable taken as a whole to the Company and its Subsidiaries, the Administrative Agent, the Collateral Agent or the Lenders than the terms and conditions of the Indebtedness being extended, renewed, refinanced or replaced, (ii) do not add as an obligor any Person that would not have been an obligor under the Indebtedness being extended, renewed replaced or refinanced, (iii) do not result in a greater principal amount or shorter remaining average life to maturity than the Indebtedness being extended, renewed replaced or refinanced and (iv) are not effected at any time when a Default or Event of Default has occurred and is continuing or would result therefrom.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of June 8, 2020 by the Borrowers and each Guarantor, substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to that term in Section 4.8.

“Protective Advance” has the meaning assigned to such term in Section 2.4.

“Protective Advance Exposure” means, at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time.

“Public Lender” means a Lender whose representatives may trade in securities of Holdings, the Company or any of their respective Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to that term in Section 10.28.

“Qualified Keepwell Provider” means in respect of any Swap Obligation, each Credit Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) Issuing Bank and (d) the Collateral Agent.

“Register” has the meaning assigned to that term in Section 10.6(e).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

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“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” has the meaning assigned to that term in Section 2.3(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund or similar investment vehicle that invests in commercial loans and that is managed or advised by (i) the Lender, (ii) an Affiliate of Lender or (iii) the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Lender Assignment” has the meaning assigned to that term in Section 10.6(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Report” means reports prepared by the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Collateral Agent.

“Replacement Lender” has the meaning assigned to that term in Section 2.19(b).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means one or more Lenders having or holding Credit Exposure and unused Revolving Commitments and representing more than 50% of the sum of the total Credit Exposure and unused Revolving Commitments at such time; provided that, at any time that there are two or more Lenders, “Requisite Lenders” must include at least two Lenders.

“Reserves” shall mean reserves established against the Borrowing Base that the Collateral Agent or Administrative Agent may, in its Permitted Discretion, establish from time to time (including (i) reserves for rent at locations leased by any Borrower for which no Collateral Access Agreement is in effect, (ii) reserves for consignee’s, warehousemen’s and bailee’s charges at consignor, warehouse and bailee locations for which Collateral Access Agreements, bailee waivers or mortgagor waivers, as appropriate, have not been obtained and at which Inventory is located, (iii) reserves for customs charges and shipping charges related to any Inventory in transit, (iv) reserves for obligations under Hedge Agreements, (v) reserves for contingent liabilities of any Credit Party, (vi) reserves for uninsured losses of any Credit Party, (vii) reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation,(viii) reserves for taxes, fees, assessments, and other governmental charges) and (ix) reserves for obligations under Banking Services Agreements.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 3.1 are satisfied, which date is June 8, 2020.

“Restricted Payment” means (i) any dividend or other distribution (including, for the avoidance of doubt, any payment pursuant to Section 6.5(d)), direct or indirect, on account of any shares of any class of stock (or of any other Capital Stock) of Holdings, the Company or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or of any other Capital Stock) of Holdings, the Company or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock (or of any other Capital Stock) of Holdings, the Company or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness permitted pursuant to Sections 6.1(b), 6.1(e) (in respect of Indebtedness incurred under Sections 6.1(b), 6.1(h) or 6.1(k) (to the extent constituting subordinated Indebtedness)).

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.9 and (b) assignments by or to such Lender pursuant to Section 10.6. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule or, in the case of an Additional Revolving Loan Lender, in the joinder or other documentation pursuant to which it makes its Additional Revolving Commitments or in the Assignment and Assumption pursuant to which such Lender shall have assumed is Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitment on the Restatement Effective Date is $100,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time plus (d) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

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“Revolving Loan” means a Loan made pursuant to Section 2.1(a).

“Revolving Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Secured Debt Ratio” means the ratio as of the date of determination of (i) Consolidated Secured Debt, less unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries in excess of $1,000,000 (up to a maximum amount of $50,000,000) as of such date, the contents of which are in a Blocked Account or in a securities account subject to a valid First Priority Lien in favor of the Collateral Agent and a control agreement in favor of the Collateral Agent on terms satisfactory to the Collateral Agent in its sole discretion, in each case, as of such date, to (ii) Consolidated Adjusted EBITDA for the Test Period.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

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“Shared Collateral” means, with respect to any Floor Planning Facility, the portion of the Collateral securing the Obligations that secures such Floor Planning Facility as permitted under Section 6.2(p).

“Settlement” has the meaning assigned to such term in Section 2.5(d).

“Settlement Date” has the meaning assigned to such term in Section 2.5(d).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings and each Borrower substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” has the meaning assigned to that term in Section 6.8(c)(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

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“Supported QFC” has the meaning assigned to that term in Section 10.28.

“Swap Obligation” means, with respect to any Guarantor, any obligation of any Credit Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) if such Lender shall be the Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that other Revolving Lenders shall not have funded their participations in the Swingline Loans).

“Swingline Lender” means JPMCB in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.5(a).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Document” means all documents, instruments or agreements executed and delivered by Holdings or any of its Subsidiaries for the benefit of any agent or lender in connection with the Term Loan Facility.

“Term Loan Collateral Agent” means JPMCB as collateral agent under the Term Loan Facility.

“Term Loan Facility” means the $275,000,000 senior secured term loan pursuant to the Amended and Restated Credit and Guaranty Agreement dated as of the Restatement Effective Date among Holdings, the Company, certain subsidiary guarantors, the lenders party thereto and JPMCB as administrative agent and collateral agent, as it may be amended, modified, refinanced or replaced from time to time, including amendments increasing the principal amount of term loans available thereunder.

“Term Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, at any time, the four Fiscal Quarters last ended (in each case taken as one accounting period) for which financial statements have been or are required to have been delivered pursuant to Sections 5.1(b) or (c) (or prior to the first delivery of financial statements pursuant to Section 5.1, the four Fiscal Quarter period ended on March 31, 2020).

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“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which they are to be a party as of the Restatement Effective Date (and, in the case of the Company, the borrowing of Loans and the issuance of letters of credit thereunder and the use of proceeds thereof in accordance with the terms hereof), (b) the execution and delivery by each Credit Party of the Term Credit Documents to which they are to be a party as of the Restatement Effective Date (and, in the case of the Company, the borrowing of loans thereunder and the use of proceeds thereof in accordance with the terms thereof) and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Trynex” has the meaning assigned to that term in the preamble.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” has the meaning assigned to that term in Section 10.28.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D).

“Utilization Rate” means (a) the average of the daily difference between (1) the Revolving Commitments, and (2) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (excluding any outstanding Swingline Loans) plus (y) the LC Exposure, divided by (b) the Revolving Commitments.

“Voluntary Term Loan Prepayments” means, to the extent not financed with Indebtedness, the aggregate amount of all voluntary prepayments of Indebtedness under the Term Loan Facility (it being understood that the aggregate amount of any such prepayment shall be the Company’s cash payment in respect of such prepayment).

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“Withholding Agent” means any Credit Party and the Administrative Agent or any other withholding agent for U.S. federal income tax purposes.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2               Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

1.3               Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(a)(ii) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Representative, pursuant to Section 2.14(a)(iv), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(a)(ii), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(a)(iii)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

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1.4               Accounting Terms; GAAP

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof). Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the most recent financial statements referred to in Section 4.7. Notwithstanding anything to the contrary contained herein, (a) all calculations with respect to definitions, covenants and other provisions hereof shall be made without giving effect to FASB ASC 825 (Financial Instruments) and (b) any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02. Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith.

1.5               Divisions

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

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SECTION 2.	LOANS AND LETTERS OF CREDIT

2.1          Commitments

Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount which (a) when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.5(e)) to the sum of (i) such Lender’s LC Exposure, (ii) such Lender’s Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time, (iii) such Lender’s Applicable Percentage of the aggregate amount of Protective Advances outstanding at such time and (iv) such Lender’s Swingline Exposure, will not exceed such Lender’s Revolving Commitment and (b) will not result in the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4 and 2.5. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

2.2          Loans and Borrowings

(a)                Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Revolving Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and 2.5.

(b)                Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that Borrowings made on the Restatement Effective may be made as Eurodollar Loans upon three Business Days’ prior written notice by the Borrower Representative to the Administrative Agent in accordance with Section 2.3, and shall otherwise be made as ABR Borrowings (which may be converted into Eurodollar Borrowings in accordance with Section 2.8). Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)                Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3         Requests for Revolving Borrowings

To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or via the Administrative Agent’s online platform) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.1:

(i)                 the name of the applicable Borrower;

(ii)               the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)              the date of such Borrowing, which shall be a Business Day;

(iv)              whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4         Protective Advances.

(a)                Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.3) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $7,000,000; provided further that, after giving effect to the making of any Protective Advances, the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by 100% of the Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Excess Availability (disregarding any Revolving Exposure related to Protective Advances) and the conditions precedent set forth in Section 3.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.4(b).

(b)                Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal and interest on all Protective Advances then due).

2.5         Swingline Loans and Overadvances

(a)                The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Credit Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.5(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.5(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.5(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $10,000,000; provided that the sum of (i) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender), (ii) the aggregate principal amount of Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender), (iii) the LC Exposure of the Swingline Lender (in its capacity as a Revolving Lender), (iv) the Swingline Lender’s Applicable Percentage (in its capacity as a Revolving Lender) of the aggregate principal amount of Overadvances outstanding at such time and (v) the Swingline Lender’s Applicable Percentage (in its capacity as a Revolving Lender) of the aggregate amount of Protective Advances outstanding at such time, shall not exceed its Revolving Commitment. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Excess Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b)                Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Excess Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.1 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 3.2(b) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Requisite Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)                Upon the making of a Swingline Loan or Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Collateral Agent in respect of such Loan (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal and interest on all Swingline Loans or Overadvances, as applicable, then due).

(d)                The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 3.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.

2.6          Letters of Credit

(a)                General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 a.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $10,000,000 and the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(c)                Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to 9:00 a.m., Chicago time, on such date, then not later than (i) 12:00 noon, Chicago time, on the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) 11:00 a.m., Chicago time, on the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to 9:00 a.m., Chicago time, on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)                 Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                 Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 8.1(f), (g) (i). Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Collateral Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.

2.7          Funding of Borrowings

(a)                Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.5; provided further that on the Restatement Effective Date, the Lenders shall make Loans such that, after giving effect to any Loans to be made on the Restatement Effective Date (and any repayment of Existing Loans as shall be required by the Administrative Agent), each Lender’s share of outstanding Loans is equal to its Applicable Percentage on the Restatement Effective Date. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)                Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8          Interest Elections

(a)                Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)                To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default or Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Requisite Lenders, so notifies the Borrower Representative, then, so long as a Default or Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.9          Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments

(a)                Unless previously terminated all Revolving Commitments shall terminate on the Maturity Date.

(b)                The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)                The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d)                The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)                The Borrower Representative may by written notice to the Administrative Agent elect to request the establishment of one or more (but in no event more than three) additional Revolving Commitments (the “Additional Revolving Commitments”) by an aggregate amount not in excess of $50,000,000. Each such notice shall specify (a) the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that the Additional Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent or such earlier date as may reasonably be acceptable to the Administrative Agent and (b) the identity of each Lender or other Person that is an Eligible Assignee (each, a “Additional Revolving Loan Lender”) to whom the Borrower Representative proposes any portion of such Additional Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Additional Revolving Commitments may elect or decline, in its sole discretion, to provide an Additional Revolving Commitment. Such Additional Revolving Commitments shall become effective, as of such Increased Amount Date; provided that; (1) the minimum amount of Additional Revolving Commitments that may be requested for any Increased Amount Date shall be $10,000,000 and integral multiples of $1,000,000 in excess of that amount; (2) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Revolving Commitments; (3) both before and after giving effect to the making of any Additional Revolving Commitments, each of the conditions set forth in Section 3.2 shall be satisfied; (4) if a Liquidity Event exists, the Borrowers shall be in pro forma compliance with Section 6.8(a) as of the last day of the most recently ended Test Period after giving effect to such Additional Revolving Commitments; (5) the terms of the Additional Revolving Commitments shall be the same terms and conditions, including pricing, as the then existing Revolving Credit Facility (provided that, with the consent of the Borrower Representative, the Applicable Margin for all Revolving Loans may be increased); (6) each Additional Revolving Loan Lender shall have been consented to by the Administrative Agent and Issuing Bank (such consent not to be unreasonably withheld or delayed); (7) the Additional Revolving Commitments, as applicable, shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrower Representative and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.17; (8) the Borrower Representative shall deliver or cause to be delivered any agreements, certificates, legal opinions or other documents reasonably requested by Administrative Agent or Collateral Agent in connection with any such transaction; and (9) all fees and expenses owing in respect of such increase to the Agents, the Arranger and the Lenders shall have been paid. Administrative Agent shall notify Lenders promptly upon receipt of the Borrower Representative’s notice of each Increased Amount Date for any Additional Revolving Commitments.

(f)                 The terms and provisions of the Additional Revolving Commitments shall be identical to the existing Revolving Commitments (provided that, with the consent of the Borrower Representative, the Applicable Margin for all Revolving Loans may be increased). Loans made pursuant to the Additional Revolving Commitments will constitute Obligations hereunder for all purposes of this Agreement and the Collateral Documents and will be secured by the Collateral securing the other Obligations. The parties hereto acknowledge and agree that the Administrative Agent may hereunder or pursuant to any joinder agreement, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.9, including conforming amendments (which may be in the form of an amendment and restatement) to provide for the Additional Revolving Commitments to share ratably in the benefits of this Agreement and the other Credit Documents (including the accrued interest and fees in respect thereof) with the Revolving Loans and Swingline Loans; provided that such amendments may not alter the obligations of the Credit Parties under the Credit Documents except as provided in this Section. In addition, unless otherwise specifically provided herein, all references in Credit Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to the Additional Revolving Commitments made pursuant to this Agreement.

(g)                Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitment to exceed $150,000,000. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Credit Party (in sufficient copies for each Lender) signed by an authorized officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects on and as of that date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and (B) no Default exists.

(h)                Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Advances shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

2.10        Repayment of Loans; Evidence of Debt

(a)                The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan and Swingline Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)                At all times that full cash dominion is in effect, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                 Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Revolving Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11        Prepayment of Loans

(a)                The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section.

(b)                In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base (subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4 and 2.5), the Borrowers shall prepay the Revolving Loans, LC Exposure, Swingline Loans, Overadvances and/or Protective Advances in an aggregate amount equal to such excess.

(c)                In the event that the aggregate LC Exposure exceeds the Letter of Credit Sublimit then in effect, the Borrowers shall, without notice or demand, immediately cash collateralize outstanding Letters of Credit, in each case, in an aggregate amount sufficient to eliminate such excess.

(d)                In the event an Account Control Event has occurred and is continuing (as contemplated by Section 5.15), the Credit Parties shall pay all proceeds of Collateral into the Collection Account, for application in accordance with Section 2.18.

(e)                After the Discharge of Term Obligations, no later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness permitted to be incurred pursuant to Section 6.1(k), the Company shall prepay (without any reduction in Revolving Commitments) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and Indebtedness used in connection with a Permitted Acquisition or refinancing other Indebtedness incurred in connection with a Permitted Acquisition.

(f)                 The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

2.12        Fees.

(a)                The Borrowers agree to pay to the Administrative Agent for the account of each Lender (i) if the Utilization Rate for the applicable Fiscal Quarter is less than or equal to 0.28, a commitment fee equal to 0.500% times the average daily difference between (1) the Revolving Commitments and (2) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swingline Loans) plus (y) the LC Exposure and (ii) if the Utilization Rate for the applicable Fiscal Quarter is greater than 0.28, a commitment fee equal to 0.375% times the average daily difference between (1) the Revolving Commitments and (2) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swingline Loans) plus (y) the LC Exposure. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)                The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin for Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)                The Borrowers agree to pay to the Administrative Agent and Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)                All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.13        Interest

(a)                The Loans comprising each ABR Borrowing (including each Swingline Loan and Overadvance) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)                The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2%.

(d)                Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Requisite Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Requisite Lenders notwithstanding any provision of Section 10.5 requiring the consent of each Lender “that would be affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)                Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error (it being understood that as soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender).

2.14        Market Disruption; Alternate Rate of Interest

(a)                Subject to clauses (b), (c), (d) and (e) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Loan:

(i)                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)               the Administrative Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective, (B) if any Funding Notice requests a Eurodollar Loan, such borrowing shall be made as an ABR Borrowing and (C) if the circumstances giving rise to such notice affect only one Type of Loan, then the other Type of Loans shall be permitted.

(b)                Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Requisite Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)                In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)                The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(e)                Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Conversion/Continuation Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Funding Notice requests a Eurodollar Revolving Loan, such borrowing shall be made as an ABR Borrowing.

2.15         Increased Costs

(a)                If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)               impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)             subject any Lender or the Issuing Bank to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16        Break Funding Payments

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17        Taxes

(a)                Withholding of Taxes; Gross-Up. Each payment by any Credit Party under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)                Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to a Recipient in connection with any Credit Document (including any Indemnified Taxes imposed on or attributable to amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Credit Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)                Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent or the Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Collateral Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent or the Collateral Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the Collateral Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f)                 Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by any Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)               Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)              in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that payments made to such Lender under the Credit Documents are exempt from U.S. Federal backup withholding tax;

(B)              in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)              in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender, IRS Form W-8ECI;

(D)              in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (b) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code;

(E)               in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)               any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable any Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)             If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the Restatement Effective Date.

(iv)              For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)                Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

2.18        Payments Generally; Allocation of Proceeds; Sharing of Set-offs

(a)                The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)                Any proceeds of Collateral received by the Administrative Agent or the Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Requisite Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Agreements or Hedge Agreement), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Agreements or Hedge Agreement), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Agreements and Hedge Agreement, and ninth, to the payment of any other Obligation due to any Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, (i) neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16, and (ii) no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)                At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 10.3), and other sums payable under the Credit Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent (it being agreed that, absent a Default or Event of Default, the Administrative Agent shall use reasonable efforts to inform the Borrower in advance of any such deduction, provided that the failure to do so shall not affect the validity of any such deduction). Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Credit Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 10.3) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, 2.4 or 2.5, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Credit Documents.

(d)                If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) except that the provisions of this Section 2.18(d) shall not apply to a transfer to a Credit Party pursuant to Section 10.6(i). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)                Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                 If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.6(d) or (e), 2.7(b), 2.18(e) or 10.3, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender under such Sections; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

2.19           Mitigation Obligations; Replacement of Lenders

(a)                If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

(b)                If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or if, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) in the event such replaced Lender is a Non-Consenting Lender, the Lender replacing such Non-Consenting Lender shall consent, at the time of such assignment, to each matter in respect of which such replaced Lender was a Non-Consenting Lender and (v) each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the replacement Lender, and that the Lender being replaced need not be a party thereto in order for such assignment to be effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.20           Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)                fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.5), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)                if any Swingline Exposure, LC Exposure, Protective Advance Exposure or Overadvance Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                 all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of such term), LC Exposure, Protective Advance Exposure and Overadvance Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time; and

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure and Overadvance Exposure, ratably, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(j) for so long as such LC Exposure is outstanding;

(iii)             if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)                if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)                the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)                in the event and on the date that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans, Protective Advances and Overadvances) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.21           Returned Payments

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

2.22           Determination of Borrowing Base

Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by any Borrower, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Collateral Agent and the Administrative Agent, shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:

(i)                 any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid perfected First Priority Lien;

(ii)               any Account that is not owned by a Credit Party;

(iii)             any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural person) organized under the laws of the United States or Canada or any political subdivision thereof, in each case unless such Account is backed by a letter of credit or bankers acceptance that is acceptable to the Administrative Agent and that is in the possession of, has been assigned to and is drawable directly by the Administrative Agent;

(iv)              any Account that is payable in any currency other than Dollars;

(v)                any Account that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(vi)              any Account that does not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority;

(vii)            any Account which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower (at the time the Account was created and at all times thereafter) (i) has qualified to do business in such jurisdiction and such qualification enables the applicable Borrower to seek judicial recourse in such jurisdiction, (ii) had filed and has filed and maintained effective such report with the appropriate office or agency of in such jurisdictions, as applicable, or (iii) was and has continued to be exempt from filing such report and has provided the Collateral Agent with satisfactory evidence thereof;

(viii)          any Account (a) upon which the right of a Borrower, as applicable, to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s or any Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(ix)              to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the amount of any such defense, counterclaim, setoff or dispute shall be disclosed to the Collateral Agent and that the remaining balance of the Account shall be eligible;

(x)                any Account that arises from a sale of Floor Plan Collateral that constitutes collateral in respect of a Floor Planning Facility;

(xi)              any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of a Borrower, as applicable;

(xii)            any Account that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(xiii)          to the extent Holdings or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to any Credit Party or any Subsidiary of a Credit Party but only to the extent of the potential offset;

(xiv)          any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xv)            any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(1)                that portion of any Account that is more than 60 days past due according to its original terms of sale or which has been written off or designated as uncollectible by such Borrower (and, for the avoidance of doubt, the remainder of any such Account shall not be in default for purposes hereof unless all Accounts of the applicable Account Debtor are ineligible pursuant to clause (xvi) below); or

(2)                the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, has become insolvent, admits in writing its inability to pay its bills as they become due or fails to pay its debts generally as they come due; or

(3)                a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(4)                the payment terms (at inception or as modified from time to time) of any Account are not reasonably satisfactory to the Administrative Agent or Collateral Agent (it being understood that Borrowers’ customary terms as of the Restatement Effective Date are satisfactory to the Administrative Agent and the Collateral Agent);

(xvi)          any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (xv) above;

(xvii)        any Account as to which any of the representations or warranties in the Credit Documents are untrue;

(xviii)      to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xix)          to the extent (A) the Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 20% of the aggregate of all Eligible Accounts or (B) exceeds any credit limit established by the Collateral Agent, in its Permitted Discretion, following prior notice of such limit by the Collateral Agent to the Borrower Representative;

(xx)            that portion of any Account (1) in respect of which there has been, or should have been, established by a Borrower or any Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise or (2) which is due from an Account Debtor to whom any Credit Party owes a trade payable, but only to the extent of such trade payable;

(xxi)          any Account on which the Account Debtor is a Governmental Authority, unless a Credit Party, as applicable, has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers;

(xxii)        any Account which is due from an Account Debtor that has been structured as note payable or has been restructured as a note payable; or

(xxiii)      any Account which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

(b)                Eligible Inventory. For purposes of this Agreement, “Eligible Inventory” shall mean any marketable raw materials and unsold finished Inventory of the Borrowers held for sale in the ordinary course, but shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of any Borrower that:

(i)                 the Collateral Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on such Inventory;

(ii)               (1) is stored at a leased location where the aggregate value of Inventory exceeds $250,000 unless the Collateral Agent has given its prior consent thereto or unless either (x) a Collateral Access Agreement has been delivered to the Collateral Agent, or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto or (2) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $250,000 unless either (x) an acknowledged bailee waiver letter which is in form and substance satisfactory to the Collateral Agent and the Administrative Agent has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto, or (3) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent where the aggregate value of Inventory exceeds $250,000 unless either (x) mortgagee waiver which is in form and substance satisfactory to the Collateral Agent and the Administrative Agent has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto;

(iii)             is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory and such consignment has been perfected under the relevant UCC;

(iv)              is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v)                has been returned by a customer due to a claimed defect or is to be returned to suppliers;

(vi)              is, in the Collateral Agent’s Permitted Discretion, slow moving, used, obsolete, unsalable, discontinued, shopworn, seconds, damaged or unfit for sale at prices at least approximating cost, or unacceptable due to age, type, category and/or quantity;

(vii)            consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in process Inventory or replacement parts;

(viii)          is not of a type held for sale in the ordinary course of any Credit Party’s business;

(ix)              is not located in the United States or Canada or is in transit;

(x)                which is being processed off-site by a third party;

(xi)              for which any seller has asserted reclamation rights;

(xii)            breaches any of the covenants, representations or warranties pertaining to Inventory set forth in the Credit Documents;

(xiii)          consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xiv)          is not covered by casualty insurance maintained as required by Section 5.5;

(xv)            is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any person selling the Inventory on behalf of Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other;

(xvi)          consists of Floor Plan Collateral that constitutes collateral in respect of a Floor Planning Facility; or

(xvii)        the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

SECTION 3.	CONDITIONS PRECEDENT

3.1               Restatement Effective Date

The effectiveness of this Agreement and the obligation of any Lender to make a Credit Extension shall not become effective until the date on which each of the following conditions is satisfied or waived in accordance with Section 10.5:

(a)                Credit Documents. Administrative Agent shall have received (i) sufficient copies of this Agreement, executed and delivered by each applicable Credit Party, the Agents, Lenders having Revolving Commitments hereunder and Requisite Lenders (as defined in the Existing Revolving Credit Agreement), (ii) any promissory notes, if any, requested by any Lender in connection with its Revolving Commitments, executed and delivered by the Borrowers, (iii) the Pledge and Security Agreement, executed and delivered by each applicable Credit Party and (iv) the Intercreditor Agreement, executed and delivered by each applicable Credit Party, the Agents and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Revolving Credit Documents.

(b)                Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document for each Credit Party, certified as of a recent date prior to the Restatement Effective Date by the appropriate governmental official or, as applicable, by an officer of such Credit Party; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Restatement Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Restatement Effective Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                KYC Information. (i) Each of the Lenders shall have received, at least five Business Days in advance of the Restatement Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Restatement Effective Date, any Lender that has requested, in a written notice to the Borrower Representative at least 10 days prior to the Restatement Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(d)                Collateral. The Administrative Agent shall be satisfied with the valid perfected First Priority security interest in favor of Collateral Agent, for the benefit of Secured Parties, in the ABL Priority Collateral and (ii) the valid perfected Second Priority security interest in favor of Collateral Agent, for the benefit of Secured Parties, in the Term Priority Collateral; provided that to the extent any such security interest cannot be validly provided or perfected (other than the grant and perfection of security interests (i) in material assets located in any state of the United States, Puerto Rico or the District of Columbia, (ii) in other assets with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (iii) in Capital Stock with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then the grant and perfection of such Collateral shall not constitute a condition precedent, but shall instead be provided no later than the date required by Section 5.12.

(e)                Opinion of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of Foley & Lardner LLP, counsel for Credit Parties, in form and substance satisfactory to the Administrative Agent, dated as of the Restatement Effective Date (and each Credit Party hereby instructs such counsel to deliver such opinion to Agents and Lenders).

(f)                 Fees and Expenses. The Borrower Representative shall have paid to Arranger and Agents all fees, expenses and other amounts payable to the Arranger, the Agents and the Lenders on the Restatement Effective Date.

(g)                Solvency Certificate. On the Restatement Effective Date, Administrative Agent shall have received a Solvency Certificate dated as of the Restatement Effective Date from the chief financial officer of Holdings and addressed to Administrative Agent and Lenders, in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Transactions, each Borrower is and will be, and Holdings and its Subsidiaries (on a consolidated basis) are and will be Solvent.

(h)                Indebtedness. On the Restatement Effective Date, after giving effect to the Transactions, none of Holdings, any Borrower or any Subsidiary of any Borrower shall have any material indebtedness for borrowed money other than Indebtedness outstanding under this Agreement and Indebtedness outstanding under the Term Credit Documents.

(i)                 Term Loan Facility. On the Restatement Effective Date, the Company shall have entered into the Term Loan Facility and the Term Credit Documents shall be satisfactory to the Administrative Agent, and the aggregate outstanding principal amount of Indebtedness under the Term Loan Facility on the Restatement Effective Date shall be $275,000,000.

(j)                 Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lenders are authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(k)                Representations and Warranties. As of the Restatement Effective Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of the Restatement Effective Date to the same extent as though made on and as of the Restatement Effective Date, except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(l)                 Financial Statements. The Administrative Agent shall have received (a) GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company for the 2017, 2018 and 2019 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (b) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended 45 days before the Restatement Effective Date.

Each Lender, by delivering its signature page to this Agreement on the Restatement Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved on the Restatement Effective Date.

3.2               Conditions to Each Credit Extension

The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including (other than with respect to clauses (c) and (d) below) on the Restatement Effective Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a)                Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3;

(b)                after making the Credit Extensions requested on such Credit Date, Excess Availability is not less than zero;

(c)                as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d)                as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(e)                on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required pursuant to Section 2.6, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Restatement Effective Date and on each Credit Date, that the following statements are true and correct:

4.1               Organization; Requisite Power and Authority; Qualification

Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1 (subject to such changes as are permitted by Section 6.9 and to any Permitted Holdings Reincorporation), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2               Capital Stock and Ownership

The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable, except in the case of any corporation organized in the state of Wisconsin or any other corporation licensed to do business in the state of Wisconsin, subject to personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, such Section has been repealed). Except as set forth on Schedule 4.2, as of the Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Restatement Effective Date.

4.3               Due Authorization

The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4               No Conflict

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries; (b) violate any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Restatement Effective Date and disclosed in writing to Lenders.

4.5               Governmental Consents

The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except to the extent obtained on or before the Restatement Effective Date, and except for filings and recordings with respect to the Collateral made or to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Restatement Effective Date.

4.6               Binding Obligation

Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7               Financial Condition

Holdings has heretofore delivered to Administrative Agent the audited consolidated balance sheets of Holdings and its Subsidiaries for the Fiscal Years ended December 31, 2019, December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income, stockholders’ equity and cash flows of each of Holdings and its Subsidiaries for each such Fiscal Year then ended, together with all related notes and schedules thereto. All such statements of Holdings and its Subsidiaries were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Restatement Effective Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole (after giving effect to the Restatement Effective Date).

4.8               Projections

On and as of the Restatement Effective Date, the projections of Holdings and its Subsidiaries for (x) the period Fiscal Year 2020 through and including Fiscal Year 2026 and (y) the Fiscal Quarters beginning with the second Fiscal Quarter of 2020 through and including the fourth Fiscal Quarter of 2020 (collectively, the “Projections”) previously delivered to Administrative Agent are based on good faith estimates and assumptions made by the management of Holdings, it being recognized, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.

4.9               No Material Adverse Change

Since December 31, 2019, except as set forth in Schedule 4.9, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.10           No Restricted Payments

Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11           Litigation; Adverse Facts

Except as set forth in Schedule 4.11 hereto, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12           Payment of Taxes

Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Neither Holdings nor any of its Subsidiaries knows of any proposed tax assessment against Holdings or any of its Subsidiaries other than those which are being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13           Properties

(a)                Title. Each of Holdings and its Subsidiaries has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the most recent financial statements delivered to the Administrative Agent, in each case except for assets disposed of (x) since the date of such financial statements and prior to the Restatement Effective Date in the ordinary course of business or (y) as otherwise permitted under Section 6.9 and except for such defects that neither individually nor in the aggregate could reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b)                Real Estate. As of the Restatement Effective Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases or subleases (together with all amendments, modifications, supplements, renewals or extensions of any thereof), if any, affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)                Intellectual Property. The Company and its Subsidiaries own or have the valid right to use all material Intellectual Property, and all Intellectual Property is free and clear of any and all Liens other than Liens securing the Obligations and Liens permitted pursuant to Section 6.2(i). Any registrations in respect of the Intellectual Property are in full force and effect and are valid and enforceable. The conduct of the business of the Company and its Subsidiaries as currently conducted, and as currently contemplated to be conducted, including, but not limited to, all products, processes or services, made, offered or sold by the Company and its Subsidiaries, does not and will not infringe upon, violate, misappropriate or dilute any intellectual property of any third party which infringement, violation, misappropriation or dilution could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings, the Company or any of its Subsidiaries, no third party is infringing upon or misappropriating, violating or otherwise diluting any Intellectual Property where such infringement, misappropriation, violation or dilution could reasonably be expected to have a Material Adverse Effect. Neither Holdings, the Company nor any of its Subsidiaries is enjoined from using any material Intellectual Property, and except as could reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of Holdings, the Company or any of its Subsidiaries, threatened claim or litigation contesting (i) any right of the Company or any of its Subsidiaries to own or use any Intellectual Property, or (ii) the validity or enforceability of any Intellectual Property.

4.14           Environmental Matters

Except as set forth in Schedule 4.14 hereto: (i) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) as of the Restatement Effective Date, or except as otherwise reported to the Administrative Agent after the Restatement Effective Date, neither Holdings nor any of its Subsidiaries has received within the last 10 years any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604), or any comparable state law; (iii) there are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; and (iv) neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.14, compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter included in Schedule 4.14, which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.15           No Defaults

Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations or covenants contained in (i) any of its Contractual Obligations (other than the Credit Documents and the Term Credit Documents), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect and (ii) any Credit Document and any Term Credit Document.

4.16           Governmental Regulation

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17           Margin Regulations

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Loans nor the pledge of the Collateral pursuant to the Collateral Documents, violates Regulation T, U or X of the Federal Reserve Board. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Federal Reserve Board.

4.18           Employee Matters

Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.18, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and the Company, threatened against any of them, and the hours worked by and payments made to employees of Holdings or any of its Subsidiaries have not violated the Fair Labor Standards Act or any other law dealing with such matters, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and the Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and the Company, no union organization activity that is taking place; which in each case in clause (a), (b) or (c) above (including any matter included in Schedule 4.18), could either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.19           Employee Benefit Plans

Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Employee Benefit Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such determination is currently pending before the Internal Revenue Service, and, to the knowledge of Holdings, nothing has occurred subsequent to the issuance of such determination letter which reasonably would be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or reasonably is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. Except as set forth in Schedule 4.19 (and except for changes in matters identified in Schedule 4.19 that are not, individually or in the aggregate, material), no ERISA Event has occurred or is reasonably expected to occur. Except as set forth in Schedule 4.19, and except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. Except as set forth in Schedule 4.19 (and except for changes in matters identified in Schedule 4.19 that are not, individually or in the aggregate, material), the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. Neither Holdings, its Subsidiaries nor their respective ERISA Affiliates maintains, contributes to or is required to contribute to any Multiemployer Plan and has not incurred any liability in respect of any Multiemployer Plan that has not been satisfied in full.

4.20           Certain Fees

Except as otherwise disclosed in writing to Administrative Agent and Arranger, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby, and the Company hereby indemnifies Lenders, Agents and Arranger against, and agrees that it will hold Lenders, Agents and Arranger harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.21           Solvency

Each Borrower is, and Holdings and its Subsidiaries (on a consolidated basis), are, and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.22           Collateral

(a)                Collateral Documents. The security interests created in favor of Collateral Agent under the Collateral Documents constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in all of the Collateral referred to therein in favor of Collateral Agent for the benefit of the Lenders. The security interests in and Liens upon the Collateral described in the Collateral Documents are valid and perfected First Priority or Second Priority Liens (in accordance with the priorities set forth in the Intercreditor Agreement) to the extent such security interests and Liens can be perfected by such filings and recordations. No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents or to give third parties constructive notice thereof, other than (i) such as have been obtained and which remain in full force and effect or will be completed promptly following the date of creation of the Lien and (ii) the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

(b)                Absence of Third Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by Section 4.23(a) above and except as set forth on Schedule 4.22 annexed hereto or, after the Restatement Effective Date, as may have been filed with respect to a Lien permitted by Section 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing with respect to a Lien covering all or any part of the Collateral is on file with the United States Patent and Trademark Office or United States Copyright Office or any other Governmental Authority.

4.23           Disclosure

No representation or warranty of Holdings and its Subsidiaries contained in any Credit Document or in any other documents, certificates or written statements, nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder contains any untrue statement of a material fact or omits (when taken as a whole) to state a material fact (known to Holdings or the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to Holdings or the Company (other than matters of a general economic nature) that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.24           Deposit Accounts

Annexed hereto as Schedule 4.24 is a list of all Deposit Accounts maintained by the Credit Parties as of the Restatement Effective Date, which Schedule includes, with respect to each deposit account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

4.25           Use of Proceeds

The borrowings of Loans shall be used for general corporate purposes of the Company and its Subsidiaries. The Letters of Credit shall be used for general corporate purposes of the Company and its Subsidiaries. No portion of the proceeds of any Credit Extension will be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Federal Reserve Board or any other regulation thereof or to violate the Exchange Act.

4.26           Anti-Corruption Laws and Sanctions

Holdings and the Company have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Company and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Company, their respective Subsidiaries and their respective officers and employees and, to the knowledge of each of Holdings and the Company, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Company, any of their respective Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or the Company, any agent of Holdings, the Company or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing of Loans, use of Letters of Credit, use of proceeds of the foregoing or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.27           EEA Financial Institutions

No Credit Party is an EEA Financial Institution.

SECTION 5.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1               Financial Statements and Other Reports

Holdings will deliver to Administrative Agent and Collateral Agent for each Lender:

(a)                Floor Planning Facilities. Promptly upon, and in any event no later than five Business Days prior to effectiveness thereof (or such later date as the Administrative Agent may agree), the Borrower Representative shall provide notice to the Administrative Agent of any amendment to any Floor Planning Facility, together with a copy of such amendment.

(b)                Quarterly Financial Statements. Within two Business Days after the date on which Holdings files or is required to file its Form 10-Q under the Exchange Act (but without giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule) or otherwise) (or, if Holdings is not required to file a Form 10-Q under the Exchange Act, within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year), commencing with the Fiscal Quarter ending June 30, 2020, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all prepared in accordance with GAAP and in reasonable detail and certified by the chief financial officer, senior vice president-finance, treasurer or controller of the Company or Holdings that they fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (ii) a narrative report describing the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Quarter in form and substance reasonably satisfactory to Administrative Agent;

(c)                Annual Financial Statements. Within two Business Days after the date on which Holdings files or is required to file its Form 10-K under the Exchange Act (but without giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule) or otherwise) (or, if Holdings is not required to file a Form 10-K under the Exchange Act, within 100 days after the end of each Fiscal Year), commencing with the Fiscal Year ending December 31, 2020 , (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholder’s equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all prepared in accordance with GAAP and in reasonable detail and certified by the chief financial officer, senior vice president-finance, treasurer or controller of the Company or Holdings that they fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) a narrative report describing the financial condition and results of operations of Holdings and its Subsidiaries in form and substance reasonably satisfactory to Administrative Agent; (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, and (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.8 or otherwise with respect to accounting matters has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d)                Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)                Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.7, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)                 Notice of Default, etc. Promptly upon, and in any event within five days after, any officer of Holdings or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any claimed default or event or condition of the type referred to in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences or would reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect; or (iv) the occurrence of a Liquidity Event, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings or the applicable Subsidiary has taken, is taking and proposes to take with respect thereto;

(g)                Notice of Litigation. Promptly upon, and in any event within five days after, any officer of Holdings or any of its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;

(h)                ERISA. (i) Promptly upon and in any event within five days of becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness upon Administrative Agent’s request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)                 Financial Plan. As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a monthly consolidated and consolidating plan and financial forecast for such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated and consolidating statements of income and consolidated statement of cash flows of Holdings and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based;

(j)                 Insurance Report. As soon as practicable and in any event by the last day of each calendar year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding calendar year;

(k)                Accountants’ Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings or the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(l)            Fixed Charge Coverage Compliance Certificate. A Fixed Charge Coverage Compliance Certificate relating to the minimum Fixed Charge Coverage Ratio for the most recently ended four Fiscal Quarter period for which financial statements are required to have been delivered hereunder, (i) within two Business Days after the occurrence of any Liquidity Event and (ii) on the fifteenth day of each calendar month after such Liquidity Event occurred (but only if such Liquidity Event exists on such date);

(m)          Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to holders of its Indebtedness or to holders of its public equity securities or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries (including financial statements with respect to Holdings and its Subsidiaries) as from time to time may be reasonably requested by Administrative Agent or any Lender;

(o)           Borrowing Base Certificate. (i) No later than the 15th day of each calendar month, a certificate in the form of Exhibit L (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the immediately preceding calendar month, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Borrowers by the chief financial officer of the Borrower Representative, provided that if an Event of Default has occurred and is continuing, at Administrative Agent’s or Collateral Agent’s request, such Borrowing Base Certificate shall be furnished more frequently than monthly, at intervals to be determined in Administrative Agent’s and Collateral Agent’s collective discretion (but in no case more frequently than weekly); and provided further that if a Liquidity Event has occurred and is continuing or existed within the preceding 30 days, the Borrowing Base shall be computed weekly and Holdings shall deliver the Borrowing Base Certificate to the Administrative Agent and the Collateral Agent no later than three Business Days following the end of each week;

(p)           Collateral Reports.

(i)            No later than the 15th day of each calendar month, and at such other times as may be requested by the Collateral Agent, as of the period then ended:

(1)                a detailed aging of the Accounts of the Borrowers (A) including all invoices aged by due date (with an explanation of the terms offered) and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent and Collateral Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(2)                a schedule detailing the Inventory of the Borrowers, in form reasonably satisfactory to the Collateral Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of Cost or market and adjusted for Reserves as the Collateral Agent has previously indicated to the Borrower Representative, (B) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule delivered pursuant to this Section 5.1(p)(i), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(3)                a worksheet of calculations prepared by the Borrower Representative to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(4)                a reconciliation of the Accounts and Inventory of the Borrowers between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (1) and (2) above;

(5)                a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and

(6)                as of the month then ended, a schedule and aging of the Borrowers’ accounts payable.

(ii)            reasonably promptly upon a request by the Administrative Agent or Collateral Agent in their Permitted Discretion:

(1)                copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto; and

(2)                copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Borrowers; and

(q)           during such times, if any, as Borrowing Base Certificates are deliverable on a weekly basis pursuant to clause (o) above, as soon as available but in any event within three Business Days after the end of each calendar week and at such other times as may be requested by the Collateral Agent, as of the period then ended, a rollforward of the Borrowers sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal.

The Borrower may fulfill the delivery requirements pursuant to Sections 5.1(b), (c) or (n) by filing with the Securities and Exchange Commission reports that contain information and financial statements that conform with the requirements of such Sections.

5.2          Existence

Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to the business of Holdings and its Subsidiaries (on a consolidated basis).

5.3          Payment of Taxes and Claims

Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable which, if unpaid, might become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4          Maintenance of Properties

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties owned by Holdings, the Company or its Subsidiaries or used or useful in the business of the Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5          Insurance

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers having a financial strength rating of at least A- VII by A.M. Best Company, such commercial general liability insurance, business interruption insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each commercial general liability insurance policy, name the Administrative Agent, the Collateral Agent and the Lenders as an additional insured thereunder as its interests may appear, (ii) in the case of each property or business interruption insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names the Collateral Agent, on behalf of Lenders as the loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter period as agreed by the Administrative Agent in its Permitted Discretion) prior written notice to Collateral Agent of any material modification or cancellation of such policy.

5.6          Inspections; Appraisals; and Inventories

(a)           Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent, Collateral Agent or any Lender (and, in the case of any Lender, accompanied by Administrative Agent or Collateral Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect the Collateral, or otherwise to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their properties, assets, affairs, finances and accounts with its and their officers and independent public accountants (it being understood that, prior to the occurrence and continuance of an Event of Default, (x) any such discussions or meetings shall be limited to Administrative Agent and Collateral Agent and (y) in the case of discussions or meetings with the independent public accountants, only if the Company has been given the opportunity to participate in such discussions or meetings), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

(b)           Upon the request of the Administrative Agent or the Collateral Agent, permit the Collateral Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Collateral Agent to conduct (after reasonable prior notice) up to one Inventory Appraisal in each Fiscal Year and up to one commercial finance examination in each Fiscal Year, including of (i) the Borrowers’ practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Credit Parties shall pay the reasonable fees and expenses of the Collateral Agent or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, during any Liquidity Event, the Credit Parties acknowledge that the Administrative Agent and Collateral Agent may undertake, in the aggregate, up to two inventory appraisals and two commercial finance examinations each Fiscal Year, at the Credit Parties’ expense. Notwithstanding the foregoing, the Collateral Agent may cause additional Inventory Appraisals and commercial finance examinations to be undertaken as it in its discretion deems necessary or appropriate, at the expense of the Lenders, or if an Event of Default shall have occurred and be continuing, at the expense of the Credit Parties.

(c)            Upon the request of the Collateral Agent after reasonable prior notice, cause at least one physical inventory at each of the Credit Parties’ locations to be undertaken in each 12 month period conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably acceptable to the Collateral Agent. The Borrower Representative, within 30 days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Credit Party).

(d)           Prior to the effectiveness of any person becoming an Additional Co-Borrower hereunder, an Inventory Appraisal and/or a written report regarding the results of a commercial finance examination, in each case, conducted by an independent appraisal firm reasonably acceptable to the Collateral Agent.

5.7          Lenders Meetings

Holdings and the Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each calendar year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and Administrative Agent) at such time as may be agreed to by the Company and Administrative Agent.

5.8          Compliance with Laws

Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.9          Environmental

(a) Environmental Disclosure. Each Credit Party will, and will cause each of its Subsidiaries to, deliver to Administrative Agent and Lenders:

(i)             as soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims; provided, however, that this Section 5.9(a)(i) shall not apply to communications covered by valid claims of attorney client privilege or to attorney work product generated by legal counsel to Holdings or any of its Subsidiaries;

(ii)            promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)           as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications to or from any Governmental Authority or any Person bringing an Environmental Claim against Holdings or any of its Subsidiaries with respect to: (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any written request for information from any Governmental Authority stating such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

(iv)          with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10        Subsidiaries

In the event that any Person becomes a Domestic Subsidiary of the Company (or a Foreign Subsidiary referred to in clause (iii) of the definition of “Guarantor”), the Company shall (a) promptly, and in any event within 10 days, cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all Perfection Deliverables and such documents, instruments, agreements, opinions and certificates as are similar to those described in Sections 3.1(b) and 3.1(e), and any other actions required by the Pledge and Security Agreement. In the event that any Person becomes a Foreign Subsidiary of the Company, and the ownership interests of such Foreign Subsidiary are owned by the Company or by any Domestic Subsidiary thereof (or any Foreign Subsidiary that is or is require to become a Guarantor), the Company shall, or shall cause such Domestic Subsidiary (or foreign Guarantor) to, promptly, and in any event within 10 days, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and the Company shall take, or shall cause such Domestic Subsidiary (or foreign Guarantor) to take, all of the actions referred to in clause (i) of the definition of “Perfection Deliverables” necessary to grant and to perfect a First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 66% (or a greater percentage if the pledge of a greater percentage could not result in adverse tax consequences to the Company) of the voting equity interests and 100% of the non-voting equity interests (if any) of such Foreign Subsidiary. With respect to each such Subsidiary, the Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Company; provided, such written notice upon Administrative Agent’s approval of the contents therein shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary in this Section 5.10, the requirements of this Section 5.10 shall not apply to any property or Subsidiary created or acquired after the Restatement Effective Date, as to which the Collateral Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein. The Collateral Agent is hereby authorized by the Lenders to enter into such amendments to the Collateral Documents as the Collateral Agent deems necessary to effectuate the provisions of this Section 5.10.

5.11        [Reserved]

5.12        Post-Closing

To the extent a grant of a security interest in any Term Priority Collateral (other than Term Priority Collateral that is a Real Estate Asset) or any ABL Priority Collateral was not validly granted and/or perfected on the Restatement Effective Date, such security interest shall be validly granted and perfected no later 30 days following the Restatement Effective Date (or such later date as the Administrative Agent may agree).

5.13        Further Assurances

At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of the Company and its Subsidiaries (in each case subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14        ERISA

Neither Holdings, its Subsidiaries nor their respective ERISA Affiliates shall establish, maintain, contribute to, or become required to contribute to any Multiemployer Plan.

5.15        Cash Management

(a)                The Credit Parties shall deliver, or cause to be delivered, to Collateral Agent a Blocked Account Agreement duly authorized, executed and delivered by each bank where a Deposit Account for the benefit of any Credit Party is maintained (provided that Blocked Account Agreements in respect of Deposit Accounts in existence on the Restatement Effective Date shall be delivered no later than the date required by Section 5.12(a)). Each Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Collateral Agent may reasonably require in connection with such Blocked Accounts and such Blocked Account Agreements. Other than Excluded Deposit Accounts, no Credit Party shall establish any Deposit Accounts after the Restatement Effective Date, unless such Borrower or Guarantor (as applicable) has complied in full with the provisions of this Section 5.15(a) with respect to such Deposit Accounts. Each Blocked Account Agreement shall require, after notice from the Collateral Agent to a Blocked Account Bank (which the Collateral Agent agrees will only be given after the occurrence of an Account Control Event) (and until the Collateral Agent notifies such Blocked Account Bank to the contrary (which the Collateral Agent agrees will be given promptly after the written request of the Borrower Representative if such Account Control Event has terminated), the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the collection account maintained by the Collateral Agent at JPMorgan Chase Bank, N.A. (the “Collection Account”), of all cash receipts and collections, including the following:

(i)                 all available cash receipts from the sale of Inventory and other assets;

(ii)                all proceeds of collections of Accounts;

(iii)               all Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds, and all other cash payments received by a Credit Party from any Person or from any source or on account of any sale or other transaction or event;

(iv)              the then contents of each Deposit Account;

(v)               the then entire ledger balance of each Blocked Account; and

(vi)              the net proceeds of all credit card charges.

(b)                The Collection Account shall at all times be in the name, and under the sole dominion and control of the Collateral Agent. The Credit Parties hereby acknowledge and agree that (i) the Credit Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Collection Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.15, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Credit Party for the Collateral Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Credit Party may be instructed by the Collateral Agent.

SECTION 6.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                 the Obligations;

(b)                 the Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Guarantor Subsidiaries, and any wholly-owned Guarantor Subsidiary of the Company may become and remain liable with respect to Indebtedness to the Company or any other wholly-owned Guarantor Subsidiary of the Company; provided, (i) all such Indebtedness under this subclause (b) shall be (x) evidenced by promissory notes and all such notes shall be subject to a First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) pursuant to the Pledge and Security Agreement and (y) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (ii) any payment by any such Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)                 Indebtedness under the Henderson Bonding Agreement in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

(d)                 Indebtedness of the Company and its Subsidiaries arising in respect of netting services or overdraft protections with deposit accounts; provided, that such Indebtedness is extinguished within three Business Days of its incurrence;

(e)                 guaranties by the Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(f)                  Indebtedness of the Company and its Subsidiaries existing on the Restatement Effective Date and described in Schedule 6.1, but not any extensions, renewals, refinancings or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the Restatement Effective Date and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable (taken as a whole) to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and, prior to the issuance thereof, the Administrative Agent shall have received a certificate of an Authorized Officer of the Company describing the terms of such refinancing or extension and certifying the requirements of this clause (f)(ii) have been satisfied; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced;

(g)                purchase money Indebtedness of the Company and its Subsidiaries and Capital Leases (other than in connection with sale-leaseback transactions) of the Company and its Subsidiaries, in each case incurred in the ordinary course of business to provide all or a portion of the purchase price or cost of construction of an asset or an improvement of an asset not constituting part of the Collateral; provided, that (A) such Indebtedness when incurred shall not exceed the purchase price or cost of improvement or construction of such asset, (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, (C) such Indebtedness shall be secured only by the asset acquired, constructed or improved in connection with the incurrence of such Indebtedness and (D) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(h)                other Indebtedness of the Company and its Subsidiaries, which is unsecured, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(i)                 Indebtedness of the Company under any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;

(j)                 (x) Indebtedness evidenced by the Term Credit Documents in an aggregate amount not to exceed an amount equal to (i) $375,000,000, plus (ii) an additional amount so long as after giving effect to the making of such loans, the First Lien Debt Ratio is not greater than 3.25 to 1.00 (it being understood that in determining the amount of unrestricted cash of the Company for purposes of calculating the First Lien Debt Ratio, the proceeds of such loans shall not be included and all such additional amounts shall be considered Consolidated First Lien Debt, regardless of whether secured by First Priority Liens), and (y) any Permitted Refinancing thereof;

(k)                 additional senior unsecured or subordinated unsecured Indebtedness of the Company, the terms and conditions of which (i) shall provide for a maturity date no earlier than 180 days after the Maturity Date hereunder and with no scheduled amortization or other scheduled payments of principal prior to such date, (ii) shall be no more restrictive (without taking into account fees or interest rates), taken as a whole, than those set forth in the Credit Documents as in effect at the time such Indebtedness is incurred, except that this clause (ii) shall not prohibit the Company and its subsidiaries from issuing high-yield senior unsecured notes or high-yield subordinated unsecured notes pursuant to indentures containing customary covenants for the issuance of high yield debt securities in a public offering at such time and (iii) shall otherwise be reasonably satisfactory to Administrative Agent); provided, that (A) after giving pro forma effect to the incurrence of such Indebtedness (and, if applicable, giving pro forma effect to any Subject Transaction pursuant to Section 6.8(c)), (1) the Secured Debt Ratio is less than 3.50 to 1.00 and (2) the Consolidated Interest Coverage Ratio is greater than or equal to 2.0 to 1.0 and (B) no Default or Event of Default has occurred or is continuing at the time of incurrence or would result from the incurrence of such Indebtedness and (C) prior to the issuance thereof, the Administrative Agent shall have received a certificate of an Authorized Officer of the Company describing the terms of such Indebtedness and certifying the requirements of this clause (k) have been satisfied; provided, further, that Indebtedness permitted pursuant to this clause (k) shall only be permitted if proceeds of such Indebtedness are used in connection with a Permitted Acquisition or incurred to refinance other Indebtedness incurred in connection with a Permitted Acquisition, and to the extent such proceeds are not so used in connection with a Permitted Acquisition or a refinancing of other Indebtedness incurred in connection with a Permitted Acquisition, the Company shall (i) prior to the Discharge of Term Obligations, make a mandatory offer to prepay the term loans in accordance with the Term Loan Facility and (ii) thereafter, use such proceeds to prepay the Revolving Loans in accordance with Section 2.11(e);

(l)                 Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company following the Restatement Effective Date, which Indebtedness is in existence at the time such Person becomes a Subsidiary and is not created in connection with or in contemplation of such Person becoming a Subsidiary; provided that the aggregate principal amount of all such Indebtedness in the aggregate shall not exceed $10,000,000 at any time outstanding;

(m)               to the extent constituting Indebtedness, deferred compensation arrangements in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(n)                Capital Leases of the Company entered into in connection with sale-leaseback transactions permitted by Section 6.3; provided, that (A) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (B) such Indebtedness shall be secured only by the facility which is the subject of such Capital Lease; and

(o)                Indebtedness of the Borrower or any other Loan Party in connection with Floor Planning Facilities, in an aggregate amount not to exceed $35,000,000.

6.2          Liens

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings, the Company or any such Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)                Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.3;

(c)                statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or under Sections 303(k) or 4068 of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)                easements, rights-of-way, restrictions, encroachments, minor defects or irregularities in title and other similar charges, in each case which do not and will not interfere in any material respect with the use or value of the property or asset to which it relates;

(f)                 any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by the Company or its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(g)                purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h)                any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h);

(i)                 non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary;

(j)                 bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of the Company and its Subsidiaries;

(k)                Liens granted by the Company or its Subsidiaries existing on the Restatement Effective Date and described in Schedule 6.2; provided, that (A) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Restatement Effective Date and (B) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded, replaced or refinanced except as otherwise permitted by Section 6.1(f);

(l)                 Liens securing (i) Indebtedness permitted pursuant to Section 6.1(g), provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such Indebtedness and (ii) Indebtedness permitted pursuant to Section 6.1(n), provided any such Lien shall encumber only the facility that is the subject of such Capital Lease;

(m)               Liens securing Indebtedness permitted under Section 6.1(l); provided that such Liens are of a type described in Section 6.2(l)(i) and are not created in contemplation of or in connection with such Person becoming a Subsidiary, such Liens will not apply to any other property of Holdings or any of its Subsidiaries, and such Liens will secure only those obligations secured by such Liens on the date such Person becomes a Subsidiary;

(n)                Liens securing Indebtedness permitted under Section 6.1(j) as long as such Liens are subject to the Intercreditor Agreement;

(o)                Liens on the Collateral securing Indebtedness permitted under Section 6.1(c) as long as (i) such Liens on the Collateral are junior to the Liens on the Collateral securing the Obligations and (ii) such Liens are subject to an intercreditor agreement on terms satisfactory to the Administrative Agent and Collateral Agent (it being understood that such intercreditor agreement shall include a permanent standstill on Lien enforcement rights by the holders of the Indebtedness permitted under Section 6.1(c)) or are subject to other arrangements reasonably satisfactory to the Administrative Agent and Collateral Agent; and

(p)                Liens on Floor Plan Collateral in connection with Floor Planning Facilities permitted by Section 6.1(o) as long as such Liens are subject to an intercreditor or subordination agreement on terms satisfactory to the Administrative Agent and Collateral Agent.

6.3          Sales and Leasebacks

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that the Company and its Subsidiaries may (i) become and remain liable as lessee, guarantor or other surety with respect to any such lease which is a Capital Lease permitted pursuant to Section 6.1(g), and (ii) so long as no Default or Event of Default has occurred or is continuing or shall be caused thereby, sale-leaseback transactions in respect of any manufacturing Facilities owned by the Company as of the Restatement Effective Date; provided, further, that (A) the material terms and conditions of such sale-leaseback transaction (including any Capital Lease in connection with such transaction) shall be reasonably satisfactory to the Administrative Agent, (B) Collateral Agent is granted a valid First Priority or Second Priority Lien (in accordance with the priorities set forth in the Intercreditor Agreement) in the Company’s leasehold interest in connection with such transaction, (C) the lessor (or lenders under any Capital Lease) in connection with such transaction shall agree to provide Collateral Agent access to the Collateral located at such facility pursuant to an agreement reasonably satisfactory to Administrative Agent and the Collateral Agent (the terms of which shall include subordination and non-disturbance provisions with respect to any such Collateral, and other terms as may be reasonably required by Administrative Agent or the Collateral Agent), (D) the amount of consideration payable to the Company or its Subsidiaries (and the aggregate principal amount of Indebtedness in respect of any Capital Leases) in any such transaction shall not exceed the fair market value of any such facility (determined in good faith by the board of directors of the Company (or similar governing body)), and shall not exceed $30,000,000 in the aggregate and (E) the Net Asset Sale Proceeds with respect to any such Capital Lease shall be applied to repay indebtedness under the Term Loan Facility if and to the extent required thereunder.

6.4          No Further Negative Pledges

Except (i) pursuant to this Agreement, (ii) pursuant to the terms of Indebtedness permitted under Section 6.1(h), 6.1(j), 6.1(k) or 6.1(l), (iii) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (iv) pursuant to customary non-assignment or no-subletting clauses in leases, licenses or contracts entered into in the ordinary course of business, which restrict only the assignment of such lease, license or contract, as applicable, or (v) in connection with purchase money financing or Capital Leases permitted under Section 6.1(g) or 6.1(n) (in each case, provided the prohibition applies only to the asset being acquired or constructed, or which is the subject of such Capital Lease), each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5           Restricted Payments

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a)                Subsidiaries of the Company may make Restricted Payments (i) to the Company or to any parent entity of such Subsidiary which is a wholly-owned Guarantor Subsidiary and (ii) so long as no Liquidity Event or Default or Event of Default has occurred and is then continuing, on a pro rata basis to the equity holders of any other Guarantor Subsidiary;

(b)                (i) so long as no Liquidity Event or Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Company and its Subsidiaries may make prepayments and regularly scheduled payments of principal and interest in respect of any Indebtedness permitted under Sections 6.1(b), (ii) the Company and its Subsidiaries may make scheduled payments and mandatory prepayments of principal, and regularly scheduled payments of interest in respect of and, so long as no Liquidity Event or Default or Event of Default shall have occurred and be continuing, voluntary repayments of, any Indebtedness permitted under Section 6.1(h), (iii) the Company and its Subsidiaries may make mandatory prepayments and regularly scheduled payments of principal and interest in respect of any Indebtedness permitted under Section 6.1(k) (to the extent constituting subordinated Indebtedness) or 6.1(n), but only to the extent such payments are permitted by the terms, and subordination provisions (if any) applicable to, such Indebtedness, and (iv) the Company and its Subsidiaries may make payments in respect of guarantees permitted under Section 6.1(e) to the extent the Indebtedness guaranteed thereby is permitted to be paid under this Section 6.5 (in each case under the foregoing subclauses (i), (ii) and (iii) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness as issued);

(c)                the Company may make Restricted Payments to Holdings to the extent reasonably necessary to permit Holdings (in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose within five days of receipt of such amount) (i) to pay general administrative and corporate overhead costs and expenses (including expenses arising by virtue of Holdings’ status as a public company (including fees and expenses related to filings with the Securities and Exchange Commission, roadshow expenses, printing expenses and fees and expenses of attorneys and auditors)), (ii) to discharge the consolidated tax liabilities of Holdings and its Subsidiaries and (iii) so long as no Liquidity Event or Default or Event of Default shall have occurred and be continuing or shall be caused thereby, to allow Holdings to repurchase shares of, or options to purchase shares of, Capital Stock of Holdings from employees, officers or directors of Holdings, the Company or any Subsidiaries thereof in any aggregate amount not to exceed $1,000,000 in any calendar year or $5,000,000 in the aggregate since the Restatement Effective Date;

(d)                (i) the Company may make Restricted Payments to Holdings (so long as Holdings applies such payment to the payment of dividends or distributions to its shareholders (or any payment on account of any shares of any class of stock (or any other Capital Stock) of Holdings, the Company or any of their respective Subsidiaries, including, for the avoidance of doubt, the repurchase of any such shares) within 60 days of the receipt of such amount) in an aggregate amount not to exceed $10,000,000 in any Fiscal Quarter; provided that, notwithstanding the foregoing, any Restricted Payment under this Section 6.5(d)(i) may only be made so long as (x) no Default or Event of Default has occurred or is continuing or shall be caused thereby after giving effect to such Restricted Payment, (y) after giving effect to such Restricted Payment, Excess Availability is at least the greater of $12,500,000 and 12.5% of the aggregate Revolving Commitments at the time of determination, and (z) the Administrative Agent shall have received a certificate of the Company’s chief financial officer or treasurer certifying that the conditions set forth in this Section 6.5(d)(i) have been satisfied and setting for the calculations of Excess Availability in reasonable detail; and (ii) Holdings may make Restricted Payments in an amount equal to the actual amount of Restricted Payments made by the Company to Holdings pursuant to Section 6.5(d)(i) that have not previously been distributed by Holdings, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby; provided, however, that notwithstanding anything to the contrary contained in this Section 6.5(d), this Section 6.5(d)(ii) shall not prohibit the payment of any dividend within 60 days after the date of declaration of such dividend if such dividend was permitted under this Section 6.5(d)(ii) on the date of declaration;

(e)                so long as no Liquidity Event or Default or Event of Default shall have occurred and be continuing or shall be caused thereby Holdings may make Restricted Payments as described in Section 6.5(c)(iii); and

(f)                 additional Restricted Payments in any Fiscal Year in an aggregate amount not to exceed the Available Excess Cash Flow as of the date of such payment (calculated after giving effect to any Investments pursuant to Section 6.7(m) on such date and any prepayments, repurchases or redemptions of Other Debt on such date but without giving effect to the Restricted Payment proposed to be made on such date).

6.6          Restrictions on Subsidiary Distributions

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or by any other Subsidiary of the Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or to any other Subsidiary of the Company, (c) make loans or advances to the Company or to any other Subsidiary of the Company, or (d) transfer any of its property or assets to the Company or to any other Subsidiary of the Company other than restrictions (i) existing under this Agreement or the Term Credit Documents (as in effect on the Restatement Effective Date), (ii) in agreements evidencing Indebtedness permitted by Sections 6.1(g) and 6.1(l) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (iv) restrictions in agreements evidencing Indebtedness secured by Liens permitted by Section 6.2(m) that impose restrictions on the property securing such Indebtedness, (v) customary restrictions on assets that are the subject of an Asset Sale permitted by Section 6.9 or a Capital Lease permitted by Section 6.1(n) and (vi) in agreements evidencing Indebtedness permitted by Section 6.1(h) or 6.1(k), in each case, so long as such restrictions are not more restrictive, taken as a whole, than the restrictions set forth in this Agreement or are customary for the issuance of high yield debt securities in a public offering at such time.

6.7          Investments

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)                Investments in Cash and Cash Equivalents;

(b)                Investments by Holdings in the Company;

(c)                Investments made by the Company or any of its Subsidiaries in Subsidiary Guarantors which are wholly-owned Subsidiaries of the Company;

(d)                Investments received by the Company or any of its Subsidiaries in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers or suppliers of such Person, in each case in the ordinary course of business;

(e)                accounts receivable arising, and trade credit granted, in the ordinary course of business of the Company and its Subsidiaries, and any Securities received by the Company or any of its Subsidiaries in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and any prepayments and other credits to suppliers made in the ordinary course of business;

(f)                 intercompany loans to the extent permitted under Section 6.1(b);

(g)                Consolidated Capital Expenditures by the Company or any of its Subsidiaries;

(h)                loans and advances by the Company or any of its Subsidiaries to employees of the Company and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(i)                 Investments by the Company or any of its Subsidiaries made in connection with Permitted Acquisitions permitted pursuant to Section 6.9(d);

(j)                 Investments by the Company or any of its Subsidiaries constituting non-Cash consideration received by the Company and its Subsidiaries in connection with permitted Asset Sales pursuant to subsection 6.9(c);

(k)                the Company and its Subsidiaries may continue to own the Investments owned by them as of the Restatement Effective Date and described in Schedule 6.7;

(l)                 other Investments by the Company or any of its Subsidiaries in an aggregate amount not to exceed at any time outstanding $15,000,000, if no Liquidity Event or Default or Event of Default has occurred or is continuing or would result therefrom; and

(m)              additional Investments (other than acquisition of any Person or any division or line of business of any Person) by the Company or any of its Subsidiaries in an aggregate amount not to exceed the Available Excess Cash Flow as of such date (calculated after giving effect to any Restricted Payments made pursuant to Section 6.5(f) on such date and any prepayments, repurchases or redemptions of Other Debt on such date made pursuant to Section 6.16 but without giving effect to such proposed Investment).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.8          Financial Covenant

(a) Minimum Fixed Charge Coverage Ratio. At any time when Excess Availability of the Borrowers is less than the greater of (a) $10,000,000 and (b) 10.0% of the aggregate Revolving Commitments, the Company shall not permit the Fixed Charge Coverage Ratio for any Test Period for which a Fixed Charge Coverage Compliance Certificate is required to be delivered to be less than 1.0 to 1.0.

(b)                [Reserved].

(c)                Certain Calculations.

(i)               With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), including for purposes of determining compliance with the financial covenant set forth in this Section 6.8, and the calculations of Leverage Ratio, the First Lien Debt Ratio, the Fixed Charge Coverage Ratio, Secured Debt Ratio, Consolidated Interest Coverage Ratio and Excess Availability in Available Excess Cash Flow, the Excess Cash Flow Payment Conditions, Section 6.1(k), Section 6.9(d), clause (5) of the proviso to Section 10.6(i), Consolidated Adjusted EBITDA (subject to the conditions and limitations set forth in clause (ix) of the definition thereof) and the components of Consolidated Fixed Charges, as applicable, all financial ratios and other financial calculations pursuant to the Credit Documents shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of Facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

(ii)                For purposes of calculating Consolidated Adjusted EBITDA of the Company, subject to clause (i) above, Consolidated Adjusted EBITDA for (A) the fiscal quarter ended June 30, 2019 shall be deemed to be $44,110,000, (B) the fiscal quarter ended September 30, 2019 shall be deemed to be $25,066,000, (C) the fiscal quarter ended December 31, 2019 shall be deemed to be $29,910,000 and (D) the fiscal quarter ended March 31, 2020 shall be deemed to be ($1,715,000).

(iii)             With respect to any period commencing prior to the Restatement Effective Date, for purposes of determining compliance with the financial covenant set forth in this Section 6.8, Consolidated Adjusted EBITDA shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date (and the Transactions) occurred on the first day of such period and the other components of Consolidated Fixed Charges (other than Consolidated Interest Expense) shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date (and the Transactions) occurred on the first day of such period.

(iv)             With respect to any period commencing prior to the Restatement Effective Date, Consolidated Interest Expense shall be calculated with respect to the portion of such period prior to the Restatement Effective Date on a pro forma basis as if the Restatement Effective Date occurred on the first day of such period (and assuming that the Indebtedness incurred on the Restatement Effective Date was incurred on the first day of such period and, such Indebtedness bears interest during the portion of such period prior to the Restatement Effective Date at the weighted average of the interest rates applicable to outstanding Indebtedness during the portion of such period on and after the Restatement Effective Date and that no Indebtedness was repaid during the portion of such period prior to the Restatement Effective Date).

6.9          Fundamental Changes; Asset Dispositions; Acquisitions

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                any Subsidiary of Holdings may be merged with or into the Company or with or into any wholly-owned Guarantor Subsidiary of the Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any wholly-owned Guarantor Subsidiary of the Company; provided, in the case of such a merger, the Company or such wholly-owned Guarantor Subsidiary of the Company, as applicable shall be the continuing or surviving Person;

(b)                sales or other dispositions of assets that do not constitute Asset Sales;

(c)                Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) do not exceed $5,000,000 in the aggregate in any calendar year and (ii) when aggregated with the proceeds of all other Asset Sales, do not exceed $15,000,000 in the aggregate from the Restatement Effective Date to the date of determination; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (and in respect of a transaction of greater than $2,500,000, as determined in good faith by the board of directors of the Company (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied in accordance with the Term Loan Facility (to the extent required thereby);

(d)                Permitted Acquisitions if no Default or Event of Default has occurred and is continuing and (i) the consideration for which consists solely of common Capital Stock of Holdings, (ii) (A) the aggregate consideration paid does not exceed $50,000,000 in the aggregate in any calendar year and (B) Excess Availability is at least the greater of $12,500,000 and 12.5% of the aggregate Revolving Commitments then in effect for 30 days prior to the date of such Permitted Acquisition and on the date of such Permitted Acquisition after giving pro forma effect thereto or (iii) (A) before and after giving effect to any such Permitted Acquisition, the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for the most recently completed four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1(b), 5.1(c) or 3.1(k), calculated to give effect to such Permitted Acquisition in accordance with Section 6.8(c) as if such Permitted Acquisition occurred on the first day of such four Fiscal Quarter period, as demonstrated in a Fixed Charge Coverage Compliance Certificate delivered to the Administrative Agent prior to such Permitted Acquisition and (B) Excess Availability is at least the greater of $12,500,000 and 12.5% of the aggregate Revolving Commitments then in effect for 30 days prior to the date of the acquisition and on the date of the acquisition after giving pro forma effect thereto;

(e)                Investments made in accordance with Section 6.7; and

(f)                 sale and leaseback transactions permitted pursuant to Section 6.3.

6.10        Disposal of Subsidiary Interests

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) the Company may issue Capital Stock to Holdings, (ii) Subsidiaries may issue Capital Stock to the Company or to a Guarantor Subsidiary of the Company (subject to the restrictions on such disposition otherwise imposed under Section 6.9) or to qualify directors if required by applicable law and (iii) the Company or any Subsidiary may sell or otherwise dispose of the Capital Stock of its Subsidiaries in an Asset Sale permitted by Section 6.9.

6.11        Fiscal Year

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year-end from December 31; provided, that the Fiscal Year-end of Holdings and its Subsidiaries may be changed to the end of any Fiscal Quarter with the prior written consent of, and following receipt of any information requested by, Administrative Agent (including reconciliation statements for the immediately preceding three years described in Section 5.1(e)).

6.12       Transactions with Shareholders and Affiliates

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any loan) with any holder of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction expressly permitted under this Agreement; (b) reasonable and customary fees paid to, and customary indemnification of, members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; and (e) any transaction between Credit Parties.

6.13        Conduct of Business

From and after the Restatement Effective Date, each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by the Company and its Subsidiaries on the Restatement Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.14        Permitted Activities of Holdings

Holdings shall not (a) incur, directly or indirectly, any Indebtedness other than the Indebtedness (i) under the Credit Documents and (ii) under the Term Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Company; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Term Credit Documents; (iii) making Restricted Payments to the extent permitted by Section 6.5 of this Agreement and Section 6.5 of the Term Loan Facility; (iv) making Investments to the extent permitted by Section 6.7 of this Agreement and Section 6.7 of the Term Loan Facility; (v) issuances of its Capital Stock; (vi) conducting activities arising by virtue of its status as a public company, including without limitation, compliance with its reporting obligations and other requirements applicable to public companies; and (vii) retaining Cash in a deposit account subject to a Blocked Account Agreement in the amount of any Restricted Payments received from the Company pursuant to Section 6.5(d)(i); (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15        Amendments or Waivers of Certain Agreements

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, terminate or agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Term Credit Document or any Organizational Document, or make any payment consistent with an amendment thereof or change thereto (which amendment or other modification, in the case of (i) an Organizational Document or any Term Credit Document, is adverse in any material respect to the rights or interests of the Lenders (provided that with respect to any termination, amendment, restatement, supplement or other modification to, or waiver of any Term Credit Document, none of the following amendments shall be deemed adverse for purposes of this clause (i): (A) payment of customary fees in connection with any amendment or waiver, or (B) any amendment implementing incremental or additional loans and/or commitments under the Term Credit Documents to the extent the Indebtedness in respect thereof is permitted under Section 6.1; and provided, further, that with respect to the Organizational Documents of Holdings, Holdings shall be permitted to effect a Permitted Holdings Reincorporation) without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver. Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness permitted to be incurred under Section 6.1 which is subordinated to the Obligations, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on or fees in respect of such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Holdings or the Company, any of their Subsidiaries, or Lenders.

6.16        Limitation on Payments Relating to Other Debt

Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, make or offer to make, any voluntary prepayment, repurchase or redemption of, or otherwise defease, the Indebtedness permitted to be incurred under Section 6.1(j) or (k) (such Indebtedness, “Other Debt”), or segregate funds for any such voluntary prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Company or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of Other Debt, other than (a) any prepayment, repurchase or redemption of Other Debt pursuant to a Permitted Refinancing thereof and (b) prepayments, repurchases or redemptions of Other Debt in an aggregate amount not to exceed the Available Excess Cash Flow as of such date (calculated after giving effect to any Restricted Payments made pursuant to Section 6.5(f) on such date and any Investments made pursuant to Section 6.7(m) on such date but without giving effect to such proposed prepayment, repurchase or redemption). Each of Holdings and the Company shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, make or offer to make, any prepayment, repurchase or redemption of, or otherwise defease, the Indebtedness permitted to be incurred under Section 6.1(j) pursuant to Section 2.13(d) of the Term Loan Facility (or any other provision of the Term Loan Facility or any Permitted Refinancing thereof requiring any prepayment, repurchase, redemption, defeasance, or offer of any of the foregoing, in respect of “excess cash flow” or any similar construct) at any time if after giving effect to such prepayment, the Excess Cash Flow Payment Conditions set forth in clause (x) of the definition thereof would not be satisfied.

6.17        Use of Proceeds

The Borrowers will not request any Loans or Letters of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.	GUARANTY

7.1           Guaranty of the Obligations

Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Beneficiaries the due and punctual payment in full of all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2           Contribution by Guarantors

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3           Payment by Guarantors

Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4           Liability of Guarantors Absolute

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)              Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence and continuance of such Event of Default;

(c)                the obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;

(d)                payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Banking Services Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, the Hedge Agreements or the Banking Services Agreements; and

(f)                 this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, the Hedge Agreements or Banking Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements, Banking Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement, such Banking Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or Banking Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5           Waivers by Guarantors

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or Banking Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6           Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives and agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7           Subordination of Other Obligations

Any Indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8          Continuing Guaranty

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9          Authority of Guarantors or the Company

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10        Financial Condition of the Company

Any Credit Extension may be made to the Company or continued from time to time, and any Hedge Agreements or Banking Services Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation or at the time such Hedge Agreement or Banking Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Credit Documents the Hedge Agreements and the Banking Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Beneficiary.

7.11        Bankruptcy, etc.

(a)                So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other Guarantor or by any defense which the Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12        Discharge of Guaranty Upon Sale of Guarantor

If all of the Capital Stock of any Guarantor (other than Holdings) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13        Keepwell

Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified Keepwell Provider under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Qualified Keepwell Provider intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION	8. EVENTS OF DEFAULT; LIQUIDITY EVENTS; CURE RIGHTS

8.1           Events of Default

If any one or more of the following conditions or events shall occur:

(a)                Failure to Make Payments When Due. Failure by the Company to pay (i) when due any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)                Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of such Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, or any other event or circumstance shall occur, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default or event or circumstance is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or to require an offer to purchase or redeem such Indebtedness be made (other than any due on sale provision with respect to any Indebtedness permitted to be repaid hereunder and which is so repaid in full); or

(c)                Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 2.6, 2.14, 5.1(f), 5.1(g), 5.2(i), 5.14, 5.15 or 6; or

(d)                Breach of Representations, etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)                Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default; or

(f)                 Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)                Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f) above; or

(h)                Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)                 Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party; or

(j)                 Employee Benefit Plans. (i) There shall occur one or more ERISA Events or (ii) there shall exists any fact or circumstance that results or reasonably could be expected to result in the imposition of a Lien or security interest with respect to any Employee Benefit Plan under Section 430(k) of the Internal Revenue Code or under Sections 303(k) or 4068 of ERISA, in either case involving or that might reasonably be expected to involve in the aggregate at any time an amount in excess of $15,000,000; or

(k)                Change of Control. A Change of Control shall occur; or

(l)                 Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations or upon the release of such Guaranty with respect to a Subsidiary of the Company in connection with an Asset Sale permitted hereby, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, upon notice to the Company by Administrative Agent (which notice may be given by the Administrative Agent in its discretion and shall be given by Administrative Agent upon the request of the Requisite Lenders), (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:

(I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.2(b)(iv) or Section 2.3(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct the Company to pay (and the Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for the Company’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the LC Exposure at such time.

SECTION	9. AGENTS

Each of the Lenders hereby irrevocably appoints JPMCB as Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints JPMCB as Collateral Agent hereunder and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby authorizes the Collateral Agent to enter into each of the Collateral Documents and authorizes both the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement.

The bank serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent hereunder.

Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent, as applicable is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5), and (c) except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Borrower or any Subsidiary of any Borrower that is communicated to or obtained by the bank serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.5) or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by Holdings, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or “notice of Event of Default”) is given to the Administrative Agent or the Collateral Agent, as applicable by Holdings or a Lender. Further, neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or other Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable. The Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Collateral Agent may perform any and all its respective duties and exercise its respective rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its respective duties and exercise its respective rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent, as applicable.

Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as applicable as provided in this paragraph, the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable give notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable may, on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable shall be discharged from its duties and obligations hereunder. The fees payable by the Company or any other Credit Party to a successor Administrative Agent or Collateral Agent, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Company or such other Credit Party, and such successor. After the Administrative Agent’s or the Collateral Agent’s resignation hereunder, the provisions of this Section and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Collateral Agent; (b) neither the Administrative Agent nor the Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that neither the Administrative Agent nor the Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and the Collateral Agent and any other such Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION	10. MISCELLANEOUS

10.1           Notices

Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                 if to any Credit Party, to the Borrower Representative at Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, WI 53223, Attention: Chief Executive Officer and President, (Fax: 414-354-8448);

(ii)              if to the Administrative Agent, Collateral Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., Chase Business Credit, at 111 East Wisconsin Avenue, Floor 15, Milwaukee, WI 53202, Attention of Michael Hintz (Telephone No. (414) 977-6652, Telecopy No. (414) 977-6666), Email: michael.a.hintz@chase.com and to JPMorgan Chase Bank, N.A., 10 S Dearborn, Floor 22, Chicago, Illinois 60603, Attention: Andrew Finemore, (Telephone No. (312) 732-8073), Email: andrew.finemore@jpmorgan.com;

(iii)             if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or to compliance and no Event of Default certificates delivered pursuant to Section 5.1(d) and Section 5.1(f) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                Each of Holdings and the Borrower Representative represents and warrants that it and any of its Subsidiaries, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower Representative hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(b) and (c), along with the Credit Documents, available to Public Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower Representative will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that Holdings, the Borrower Representative and their respective Subsidiaries have no outstanding publicly traded securities, including 144A securities.

10.2         [Reserved]

10.3         Expenses; Limitation of Liability; Indemnity, Etc

Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions of the Credit Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)               appraisals and insurance reviews;

(ii)             field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Collateral Agent with respect to each field examination;

(iii)             background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)             taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(v)              sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and

(vi)             forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)                Limitation of Liability. To the extent permitted by applicable law (i) each Borrower and any Credit Party shall not assert, and each Borrower and each Credit Party hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.3(b) shall relieve each Borrower and each Credit Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)                Indemnity. The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Collateral Agent, each Arranger, the Issuing Bank, each Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings, any Borrower or any of their Subsidiaries, or any Environmental Claim related in any way to Holdings, any Borrower or any of their Subsidiaries, (iv) the failure by the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17 or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Borrower or any other Credit Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of the Credit Documents in bad faith by, such Indemnitee or its directors, officers or employees. This Section 10.3(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)                Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent and each Related Party thereof (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)                Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4        Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Agent, each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent, Lender or Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Agent, Lender or Affiliate hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

10.5        Amendments and Waivers

(a) Requisite Lenders’ Consent. Subject to Section 10.5(b), 10.5(c) and 10.5(d) and except as otherwise expressly contemplated by Section 2.14(b), 2.14(c) and 2.9 hereof, by Section 5.7 of the Intercreditor Agreement, and by the definition of “Permitted Holdings Reincorporation”, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)                Affected Lenders’ Consent. Without the written consent of the Requisite Lenders and each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                 extend the scheduled final maturity of any Loan or Note;

(ii)               waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)             extend the stated expiration date of any Letter of Credit beyond the Maturity Date;

(iv)              reduce the rate of interest on any Loan or any fee payable hereunder;

(v)                extend the time for payment of any such interest or fees;

(vi)              reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)            amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c), or Section 7.2 of the Pledge and Security Agreement, or change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared;

(viii)          amend the definition of “Requisite Lenders”;

(ix)              release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x)               consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)                Other Consents. In addition to the consent of the Requisite Lenders, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)               increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)               amend, modify, terminate or waive any provision hereof relating to the Swingline Loans without the consent of Swingline Lender;

(iii)             amend, modify, terminate or waive any obligation of Lenders with Revolving Commitments relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;

(iv)              amend the definition of “Borrowing Base” or any definition used therein, or Section 2.22 hereof, without the written concurrence of Lenders having or holding Revolving Exposure and representing more than 66-2/3rds percent of the sum of the aggregate Revolving Exposure of all Lenders; provided, that, the foregoing shall not (A) limit the discretion of the Administrative Agent or Collateral Agent to change, establish or eliminate any Reserves without the consent of any Lenders or (B) affect any other matter that this Agreement leaves to the discretion of the Administrative Agent and/or the Collateral Agent; or

(v)              amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)                Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)                Corrections. Notwithstanding anything to the contrary contained herein, the Administrative Agent, with the consent of the Borrower Representative, may amend, modify or supplement any Credit Document without the consent of any Lender or the Requisite Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document.

10.6        Successors and Assigns; Participations

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Credit Document without the prior written consent of each Lender (and any attempted assignment or transfer by the any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Revolving Commitments):

(i)               to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” (a “Related Lender Assignment”) upon the giving of notice to the Administrative Agent and, for any assignment of a Revolving Commitment, the consent of Administrative Agent and Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(ii)               to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” (other than a Person described in the foregoing subclause (i)) and (except in the case of assignments made by or to JPMCB) consented to by each of the Borrower Representative and Administrative Agent and, for any assignment of Revolving Commitment, Issuing Bank (each such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Borrower Representative, not required at any time during syndication of the Loans to persons identified by the Administrative Agent to the Borrower Representative on or prior to the Restatement Effective Date or at any time an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing, provided that the Borrower Representative shall be deemed to have consented to any proposed assignment unless the Borrower Representative shall object within five Business Days after having received notice of the proposed assignment).

(c)                Assignments shall be subject to the following additional conditions:

(i)                 except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(ii)               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(iv)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(d)                Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(e)                The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.1, 2.5, 2.6(d) or (e), 2.7(b), 2.18(d), 10.3(b) or 10.4, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g)                Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.5 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 and 10.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 and 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 10.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7        Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8        Survival of Representations, Warranties and Agreements

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the provisions set forth in Sections 2.15, 2.16, 2.17 and 10.3 and Section 9 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9        No Waiver; Remedies Cumulative

No failure or delay on the part of Arranger, any Agent, any Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Arranger, each Agent, each Lender and Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements or Banking Services Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10      Marshalling; Payments Set Aside

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Collateral Agent or Lenders (or to Administrative Agent or Collateral Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11      Severability

In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12      Obligations Several; Independent Nature of Lenders’ Rights; Violation of Law

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

10.13      Headings

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14      APPLICABLE LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.15      CONSENT TO JURISDICTION

BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other CREDIT Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of THE United States district court for the Southern District of New York sitting in the borough of manhattan (or if such court lacks subject matter jurisdiction, the supreme court OF the state of new york sitting in the borough of manhattan), and any appellate court from any thereof; provided, that nothing contained herein or in any other CREDIT Document will prevent any Lender, THE COLLATERAL AGENT OR the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the COLLATERAL Documents or against any Collateral or any other property of any CREDIT Party in any other forum in which jurisdiction can be established; (b) consents that any such action or proceeding may be brought in such courts and WAIVES any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION AND (f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

10.16        WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, WHICH EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17        Confidentiality

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by a Governmental Authority or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.17 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.18        Usury Savings Clause

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower Representative shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower Representative.

10.19        Counterparts

(a)                This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic file shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an "Ancillary Document") that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, de-liveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person's business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent's and/or any Lender's reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.20        Effectiveness; Integration

This Agreement shall become effective upon the execution of a counterpart hereof by each Credit Party, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank and the Lenders. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.21        Appointment for Perfection

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

10.22        USA PATRIOT Act

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

10.23        Effect of Restatement; No Novation

(a)                This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Revolving Credit Agreement from and after the Restatement Effective Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Existing Revolving Credit Agreement as of the Restatement Effective Date. Each Credit Party hereby confirms that (i) its obligations and liabilities under the Existing Revolving Credit Agreement, as modified by this Agreement, and the other Credit Documents to which it is a party remain in full force and effect on a continuous basis after giving effect to this Agreement and nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement, (ii) the Secured Parties remain entitled to the benefits of the Guaranty and the security interests set forth or created in the Collateral Documents and the other Credit Documents, (iii) notwithstanding the effectiveness of the terms of this Agreement, the Collateral Documents and the other Credit Documents are, and shall continue to be, in full force and effect and are ratified and confirmed in all respects and (iv) from and after the Restatement Effective Date, each reference to this “Agreement”, the “Credit Agreement” or other reference originally applicable to the Existing Revolving Credit Agreement contained in any Credit Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time. Each Credit Party ratifies and confirms that all Liens granted, conveyed, or assigned to any Agent by such Person pursuant to each Credit Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations. Notwithstanding any provision of this Agreement or any other Credit Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations under this Agreement shall be in substitution for, but not in payment of, the Obligations owed by the Credit Parties under the Existing Credit Agreement.

(b)                On the Restatement Effective Date, the Revolving Commitments (as defined in the Existing Revolving Credit Agreement) of each of the Existing Lenders and the outstanding amount of all Revolving Loans (as defined in the Existing Revolving Credit Agreement) shall be reallocated among the Lenders in accordance with the Commitment Schedule and, in order to effect such reallocations, all requisite assignments shall be deemed to be made in amounts from each Existing Lender to each New Lender with the same force and effect as if such assignments were evidenced by, and governed by the terms of, an Assignment and Assumption (as such term is defined in the Existing Revolving Credit Agreement) but without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such requirements are hereby waived), and such reallocations and assignments shall be effective upon the full cash settlement thereof with each corresponding assignor Lender, through the Administrative Agent, as the Administrative Agent may direct.

10.24        Amendments

The Requisite Lenders hereby consent to (a) the restatement of the Pledge and Security Agreement (as defined in the Existing Credit Agreement) in the form of the Pledge and Security Agreement and (b) the restatement of the Intercreditor Agreement (as defined in the Existing Credit Agreement) in the form of the Intercreditor Agreement.

10.25        [Reserved]

10.26        Floor Planning Facility Agreement

(a)                The Agents are authorized to enter into any intercreditor or subordination agreement in connection with any Floor Planning Facility (any such agreement, an “Additional Agreement”) and the Secured Parties acknowledge that any Additional Agreement is binding upon them. Each Secured Party (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Agents to enter into any Additional Agreement and to subject the Liens on the applicable Shared Collateral to the provisions thereof.

(b)                The Collateral Agent is authorized to enter into any amendment to any Collateral Document necessary to permit the Borrowers or any of their Subsidiaries to enter into any Floor Planning Facility permitted by this Agreement and/or to grant Liens on Floor Plan Collateral in respect thereof; provided that the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

10.27        Acknowledgment and Consent to Bail-In of Affected Financial Institution

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.28        Acknowledgement Regarding Any Supported QFCs

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.29        Marketing Consent

The Borrowers hereby authorize each Arranger and its affiliates, at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower Representative notifies the Arrangers in writing that such authorization is revoked.

SECTION	11.

THE BORROWER REPRESENTATIVE

11.1           Appointment; Nature of Relationship

The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Credit Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Credit Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 11. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Accounts. The Administrative Agent, the Collateral Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.

11.2           Powers

The Borrower Representative shall have and may exercise such powers under the Credit Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Credit Documents to be taken by the Borrower Representative.

11.3           Employment of Agents

The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Credit Document by or through authorized officers.

11.4           Notices

Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent, the Collateral Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

11.5           Successor Borrower Representative

Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Collateral Agent and the Lenders.

11.6           Execution of Credit Documents; Borrowing Base Certificate

The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent, the Collateral Agent and the Lenders the Credit Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Credit Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Credit Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

11.7           Reporting

Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DOUGLAS DYNAMICS, INC.

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

DOUGLAS DYNAMICS, L.L.C.

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

DOUGLAS DYNAMICS FINANCE COMPANY

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

FISHER, LLC

By:	Douglas Dynamics, L.L.C.
Its:	Sole Member

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

TRYNEX INTERNATIONAL LLC

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

HENDERSON ENTERPRISES GROUP, INC.

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

[Signature Page to Third Amended and Restated ABL Credit Agreement]

HENDERSON PRODUCTS, INC.

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, LLC

By:	/s/ Robert J. Young
Name: Robert J. Young
Title: Vice President and Treasurer

[Signature Page to Third Amended and Restated ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, as Collateral Agent, as Issuing Bank, as Swingline Lender and as a Lender

by	/s/ Andrew Finemore
Name: Andrew Finemore
Title: Vice President

[Signature Page to Third Amended and Restated ABL Credit Agreement]

CIBC BANK USA, as Syndication Agent and as a Lender

By:	/s/ Peter B. Campbell
Name: Peter B. Campbell
Title: Managing Director

[Signature Page to Third Amended and Restated ABL Credit Agreement]

Commitment Schedule

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$60,000,000
CIBC Bank USA	$40,000,000
Total	$100,000,000